   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1999
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                   FORM SB-2

                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                          GLOBAL MAINTECH CORPORATION
                (Name of registrant as specified in its charter)

         MINNESOTA                                                  3571          41-1523657
         (State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
         incorporation or organization)     Classification Code Number)     Identification No.)

                            7578 MARKET PLACE DRIVE
                         EDEN PRAIRIE, MINNESOTA  55344
                                 (612) 944-0400
   (Address and telephone number of registrant's principal executive offices)

                               DAVID H. MCCAFFREY
                            CHIEF EXECUTIVE OFFICER
                          GLOBAL MAINTECH CORPORATION
                            7578 MARKET PLACE DRIVE
                         EDEN PRAIRIE, MINNESOTA  55344
                                 (612) 944-0400
           (Name, address and telephone number of agent for service)
                                   Copies to:

            KENNETH L. CUTLER, ESQ.             WENDY SKJERVEN, ESQ.
            DORSEY & WHITNEY LLP           LEONARD STREET & DEINARD, P.A.
              PILLSBURY CENTER SOUTH               SUITE 2300
            220 SOUTH SIXTH STREET           150 SOUTH FIFTH STREET
            MINNEAPOLIS, MINNESOTA 55402   MINNEAPOLIS, MINNESOTA 55402  (612)
                  (612) 340-2600                 (612) 335-1500

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [] ________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [] ________

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [] ________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [] _______

                                     CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
                                                      Proposed           Proposed
Title of Each Class of         Proposed Amount    Maximum Offering   Maximum Aggregate      Amount of
Securities to be Registered    to be Registered  Price per Unit (1)  Offering Price (1)  Registration Fee
---------------------------------------------------------------------------------------------------------
Common Stock, no par value     6,539,511 Shares  $ 1.56              $ 10,217,986        $ 2,841
---------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for the Common Stock on February 10, 1999 as reported on the over-the-counter bulletin board.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS


                          GLOBAL MAINTECH CORPORATION

                         __________________________

                        6,539,511 SHARES OF COMMON STOCK
                         __________________________

                          Global MAINTECH Corporation
                            7578 Market Place Drive
                         Eden Prairie, Minnesota 55344


                                  THE OFFERING
                                  ------------

                          Per Share  Total   These securities may be sold from
                          ---------  -----
                                             time to time by the Selling
                                             Shareholders named in this
                                             prospectus.
Public Price............. $          $

Underwriting discounts    $0.00      $0.00
                                             SYMBOL:              GLBM
Proceeds to Selling                          MARKET:              Over-the-Counter
 Shareholders............ $          $       LAST SALE PRICE ON
                                             _______, 1999:       ________


CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS IDENTIFIED HEREIN MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF SUCH SECURITIES IS NOT PERMITTED.

The date of this Prospectus is _____, 1999.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements of Global MAINTECH Corporation ("we" or the "Company"), including the notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Investors should carefully consider the information set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Forward Looking Statements."

ABOUT GLOBAL MAINTECH CORPORATION

THE VIRTUAL COMMAND CENTER

   We design, develop and market a      The VCC is an external system that
   computer system called the Virtual   monitors and controls the subject
   Command Center, or VCC.  This        mainframe and other data center
   computer system monitors and         computers from a workstation-quality
   controls diverse computers in a      reduced instruction set computer,
   data center from one master          known as RISC, which is housed
   console.  The VCC is comprised of    separately from the computers it
   hardware and software.  The VCC      controls.
   simultaneously manages mainframes,
   mid-range computers (e.g., UNIX,     By using the VCC, customers can:
   Microsoft and Windows NT
   platforms) and networks.                .  reduce staffing levels

   The VCC is designed to perform          .  consolidate all data center
   three primary functions:                   operations and technical support
                                              functions into a single location
   . consolidate consoles into one
     monitor, or "virtual console"         .  improve the operational control of
                                              computer systems
   . monitor and control the
     computers connected to the
     virtual console                    Our primary business is the manufacture
                                        and sale of VCC units and related
                                        software and accessories. This line of
   . automate many routine processes    business generated all of our revenue
     performed in data centers          in 1996 and 1997, and the majority of
                                        revenue for the nine months ended
                                        September  30, 1998. We expect this
                                        business will generate the majority
                                        of our revenue in fiscal years 1998
                                        and 1999.

     We were incorporated in Minnesota in 1985 under the name Computer Aided Time Share, Inc. In 1995, we changed our name to Global MAINTECH Corporation. As of December 31, 1998, Global MAINTECH, Inc., our wholly owned subsidiary, had 79 employees. Global MAINTECH Corporation is a holding company and we have no paid employees.

OUR CUSTOMERS

     In 1995, the Company installed its first three VCC Units in the data centers of a large industrial and financial company. In 1996, the Company sold or leased seven additional VCC Units and added two new customers. As of December 31, 1998, the Company had sold or leased a cumulative total of 32 VCC Units to a total of 14 customers.

     The Company's customers include:

     General Electric Capital Corporation     Bank One Services Corp.
     Burlington Northern Santa Fe Railroad    BMC Software
     Storage Technology Corporation           Merrill Lynch & Co. Inc.
     Systems Management Specialists, Inc.     Southern California Gas Company
     Ferntree Computer Corp. (Australia)      Alltel Information Services
     SAP America, Inc.                        Spiegel Inc.
     Deluxe Corporation                       Minnesota Mining and Manufacturing
                                             Company

ABOUT SYSTEMS MANAGEMENT SOFTWARE

     The VCC competes with internal monitoring software sold by other companies. Internal monitoring software monitors pieces of hardware and software applications in the computer in which the internal software is installed. U.S. companies sold approximately $6.8 billion in systems-management software in 1998. It is believed this market will grow to almost $10 billion by the year 2000.

     We believe the VCC is also well suited for use in enterprise computing applications. Enterprise computing is the term associated with the hardware and software which enables computers that contain different processors to be linked together for purposes of managing the operation of hardware and internal systems. The VCC has its own proprietary software and hardware which allow it to form an enterprise computing management system. The VCC can be used to monitor and control desktops, mid-range servers and mainframes. Sales of all UNIX-based enterprise computing applications in 1997 were approximately $33 billion.

THE OFFERING

Securities Offered..... 6,539,511 shares of the Company's Common Stock, no par value, which may be offered from time to time for resale by the persons named as Selling Shareholders in this prospectus.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements involve risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in the forward-looking statements. The forward-looking statements are qualified in their entirety by the cautions and risk factors set forth below, and prospective purchasers of the Common Stock offered hereby should carefully review the following items.

COMPETITION

     Our industry is characterized by rapidly evolving technology and intense competition. We know of several other competitors that have much greater resources and experience in research and development and marketing than we do. These companies may represent significant competition for us. However, none of these companies produces as complete an enterprise computing system as we do, but rather they only produce components that could be combined to form such a system. We believe that we have a competitive advantage because we can produce an integrated system. Nevertheless, we cannot predict whether our competitors will develop or market technologies and products that are more effective than ours or that would make our technology and products obsolete or noncompetitive.

NEW PRODUCT WITH UNCERTAIN DEMAND

     Recently the Company revised aspects of the external control and monitoring systems to enhance its remote capabilities. Our VCC product provides customers with an economically feasible method of controlling and monitoring geographically dispersed computers and systems, particularly for systems that consist of many different locations with as few as one server per location, such as a retail organization. In such organizations, the local servers often upload data regarding product sales and inventory levels to a centralized data center. Our product allows the centralized data center to control these local servers (shutting down, starting-up, etc.) and operating systems for a price per server ranging from $3,000 to $8,000. The concept of an external monitor and control system for computer hardware is relatively new, and we do not yet know what the continued demand for the product will be. It is difficult to project the overall size of the future market for this product. We estimate that the current market size for internal systems is several billion dollars per year.
We believe the market for external control systems could expand because external control systems could soon be used to solve networking problems with enterprise computing. Based on recent feedback we have received from current and potential customers, we believe the demand for the VCC is significant. However, to date, we have sold the VCC to only 14 customers and we cannot assure you that additional customers will buy our products.

DEPENDENCE ON LIMITED PRODUCT OFFERINGS AND CUSTOMER BASE

     We currently offer a limited number of products, primarily consisting of a base VCC unit and related software and accessories. Our existing customers are not required to buy additional hardware products or to renew their software license and maintenance agreements with us when such license and agreements expire. Therefore, a significant portion of our revenue is derived from non-recurring revenue sources. To succeed, we will need to develop a sustained demand for our current products and to develop and sell additional products. We cannot assure you that we will be successful in developing and maintaining demand or in developing and selling additional products.

PRODUCT UNDER DEVELOPMENT

     We are currently developing a set of software products that monitors networking and communication devices primarily for networks, Microsoft NT, midrange and mainframes. These products will perform capacity tests to measure systems activity and hardware utilization and will correlate measured trends with specific events or expected benchmarks. Although preliminary tests indicate that these products will perform as intended and can be integrated with the VCC, we cannot assure you that they will do so or, even if they do, that the market will demand such products.

NEWLY ACQUIRED BUSINESSES; INTEGRATION OF OPERATIONS

     We purchased two new product lines during 1998. Effective November 1, 1998, we purchased substantially all of the assets of Enterprise Solutions, Inc., an Ohio corporation ("ESI"). As a result of this acquisition, we obtained substantially all of the assets and assumed certain liabilities of ESI, including a suite of software products that notify the proper person(s) by telephone, pager or the Internet of critical data center events. In addition, we obtained ESI's short-term consulting business, which assists companies to optimize their existing systems management and network management tools. See "Recent Developments." On February 27, 1998, we licensed certain software and purchased certain assets relating to the system software business of Infinite Graphics Incorporated, a Minnesota corporation ("IGI"). We will use such software and assets to design, assemble and market computer-aided design and manufacturing software systems that operate on a variety of mid-range and personal computer platforms. Although we believe we will be able to successfully integrate the employees we hired from IGI and ESI into our own workforce and that we will be able to market and sell the product lines purchased from ESI and IGI on a profitable basis for the next several years, we cannot assure you that this will happen.

FLUCTUATIONS IN OPERATING RESULTS

     Our future operating results may vary substantially from quarter to quarter. At our current stage of operations, the timing of the development and market acceptance of our products may materially affect our quarterly revenues and results of operations. Generally, our operating expenses are higher when we are developing and marketing a product. For these reasons, the market price of our stock may be highly volatile. The price of our stock may also be affected by:

     .    the general state of the country's economy
     .    the conditions in the stock market
     .    the development of new products by us and our competitors
     .    public announcements by us or our competitors

FUTURE CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

     We expect that the proceeds of our recent equity and debt offerings will be enough to fund our operations through at least June 1999. Within the next 60 days, we expect to obtain an asset-based line of credit to finance our growth in receivables and to meet short-term working capital requirements. Thereafter, we may need additional funds to continue the marketing of our products and to meet our long-term growth needs. To meet our needs, we may have to obtain additional funding through public or private financings, including equity and debt financings. Any additional equity financings may be dilutive to our shareholders, and debt financing, if available, may have restrictive covenants. We are uncertain as to whether we will be able to obtain financing and, if we do, whether the financing will be available at reasonable rates and terms. Our business could be adversely affected if we do not secure such additional financing.

RELIANCE ON KEY PERSONNEL

     We rely heavily on three technicians, Jeff Jensen, Steve Vranyes and Norm Freedman, to further develop the VCC. In addition, we rely heavily on Trent Wong and Desmond DosSantos for technical or business development for products of Singlepoint Systems, Inc. Even though these five employees have incentive stock options and are subject to standard rules of confidentiality, we cannot guarantee that they will stay with the Company. If any of these individuals leave the Company, we would need to hire a comparable employee. We cannot assure you that we would be able to hire someone quickly and at an affordable salary.

INTELLECTUAL PROPERTY

     We protect our intellectual property rights through a combination of statutory and common law patent, copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party non-disclosure agreements and other methods.

     Although we do not own any patents, we believe the VCC will be protected by two patents that are being reviewed by the U.S. Patent and Trademark Office and by a patent for hardware that Circle Corporation, a Japanese corporation, applied for on December 28, 1993. We license the hardware from Circle Corporation and use it in the VCC. Under our license, we can distribute the hardware worldwide, except in Japan. The initial term of this license expires on December 20, 2004.

     Although we have taken these precautions to protect our intellectual property rights, a third party may copy or otherwise obtain or use our products or technology without our authorization, or develop similar products or technology independently. Our business would be adversely affected if someone used or copied our products to any substantial degree. We cannot assure you that the protection for our intellectual property rights is adequate or that our competitors will not independently develop similar products.

     We require our consultants and developers to assign to us their rights in any materials they provide to or make for us. We also ask their assurance that if we use any of their materials in our products we will not violate the rights of third parties. Based on these assurances and our relationships with our consultants and developers, we have no reason to believe that our products infringe on the proprietary rights of third parties. However, we have not commissioned an independent investigation to reaffirm the basis for our belief, and we cannot guarantee that our current or future products will infringe on their rights. We believe that developers of control systems increasingly may be subject to such claims as the number of products and competitors in the industry grows and the functionality of such products in the industry overlaps. Any such claim, with or without merit, could result in expensive litigation and could have a material adverse effect on our business.

LACK OF PRODUCT LIABILITY INSURANCE

     We may be liable for product liability claims if someone claims that our products injured a person or business. We do not have product liability insurance. We cannot assure you we could obtain insurance on commercially reasonable terms, or at all, or that even if we obtained insurance it would adequately cover a product liability claim. We are not aware of any pending or threatened product liability or other legal claim against us. Our business could be adversely affected if someone brings a product liability or other legal claim against us.

YEAR 2000 ISSUE

     Many currently installed computer systems and software are coded to accept only two-digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations (including, among other things, a temporary inability to process transactions, send invoices or engage in other similar business activities). As a result, many companies' computer systems and software will need to be upgraded or replaced in order to comply with year 2000 requirements. The potential global impact of the year 2000 problem is not known, and, if not corrected in a timely manner, could affect the Company and the U.S. and world economies generally.

     Based on our assessments to date, we believe we will not experience any material disruption as a result of year 2000 problems with respect to our products and the third-party systems we use for our internal functions, and, in any event, we do not anticipate the year 2000 issues we will encounter will be significantly different than those encountered by other computer hardware and software manufacturers, including our competitors. For example, if certain critical third-pary providers, such as those providers supplying electricity, water or telephone service, experience difficulties resulting in disruption of service to the Company, a shutdown of our operations at individual facilities could occur for the duration of the disruption. Assuming no major disruption in service from utility companies or other critical third-party providers, we believe that we will be able to manage our total year 2000 transition without any material effect on our results of operations or financial condition. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Issue."

                                USE OF PROCEEDS

     This Prospectus relates to an aggregate of 6,539,511 shares of Common Stock (the "Shares"), no par value, that may be sold from time to time by the Selling Shareholders. Although the Company has agreed to pay the expenses of registration of the Shares, including legal and accounting fees, the Company will not receive any proceeds from the sale of the Shares.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information, as of February 1, 1999, as to the maximum number of Shares that may be sold by each of the shareholders listed below (the "Selling Shareholders") pursuant to this Prospectus.

                                                                                                Number of
                                                            Number of          Maximum           Shares
                                                              Shares           Number of      Beneficially
                                                           Beneficially      Shares to be      Owned After
                                                            Owned Prior      Sold Pursuant       This
Name                                                      to the Offering   to the Offering    Prospectus
------------------------------------------------------    ---------------   ---------------   -------------
Industricorp & Co. FBO Twin Cities Carpenters & Joiners
Pension Fund...........................................                              485,334
Robert W. Clark Self-Declared Trust
Robert W. Clark TTEE u/a dated 11/12/90.................                              97,067
Isadore J. Goldstein Rev Living Trust
Isadore J. Goldstein TTEE dtd 3/14/90...................                             149,327
James N. Owens Revocable Trust
James N. Owens TTEE dtd 9/10/70.........................                             298,655
David A. Lawrence.......................................                              74,664
Gary S. Kohler IRA First Trust NA TTEE..................                              74,742
Gary Kohler.............................................                              74,664
John O. Hanson..........................................                             597,349
John R. Albers..........................................                             298,675
VBS General Partnership.................................                              74,664
David A. Lawrence IRA First Trustee NA TTEE.............                              74,664
Betty L. Johnson........................................                             298,675
Aaron Boxer Revocable Trust
Aaron Boxer TTEE u/a DTD 8/1/89.........................                             633,166
David W. Johnson and Linda M. Johnson JT TEN............                             291,200
Earl L. Ferris..........................................                              74,664
WGN/GAN PARTNERS, LTD...................................                           1,494,827
T.L. & C.A. CROW CRT #1.................................                             328,532
Johnston Family CRT #1..................................                             119,450
Johnston Family CRT #2..................................                             104,522
Gary L. Tooker Charitable Remainder.....................                             119,450
Tooker Family Ltd. Partnership..........................                             223,991
Welstad Charitable Remainder Unitrust I dated 12/26/97..                             298,655
George D. Marx..........................................                              37,332
Paul R. Owings & Lenore Owings, JT TEN..................                              74,664
Lenore Owings & Paul R. Owings, JT TEN..................                              74,664
Robert Terhaar & Harriet Terhaar, JT TEN................                              48,534
Paul R. Kuehn...........................................                               6,518
David B. Johnson........................................                               6,518
Eldon C. Miller.........................................                               2,172
Stanley D. Rahn.........................................                               2,172
                                                          ---------------     ---------------   -------------
       Total                                                                       6,539,511
                                                          ===============     ===============   =============

                              PLAN OF DISTRIBUTION

     The Shares will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

     The Selling Shareholders may offer and sell the Shares from time to time in transactions on the OTC Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders.

     The Selling Shareholders and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                                   BUSINESS

GENERAL

     The Company, through its wholly owned subsidiary Global MAINTECH, Inc. ("MAINTECH"), designs, develops and markets a computer system, consisting of hardware and software, which monitors and controls diverse computers in a data center from a single, master console. The Virtual Command Center ("VCC" or "VCC Unit") can simultaneously manage mainframes, mid-range computers (e.g., UNIX, Microsoft and Windows NT platforms) and networks. The VCC is designed to perform three primary functions: (a) consolidate consoles (computer terminals with access to the internal operation of a computer) into one monitor, a "virtual console" or single point of control; (b) monitor and control the computers connected to the virtual console; and (c) automate most, if not all,
of the routine processes performed by computer operators in data centers.   It
is an external system that monitors and controls the subject mainframe and other data center computers from a workstation-quality reduced instruction set computer ("RISC") which is housed separately from the computers it controls.
VCC users are able to reduce staffing levels, consolidate all data center operations and technical support functions to a single location regardless of the physical location of the data center(s) and achieve improved levels of operational control and system availability.

     In 1995, the Company installed its first three VCC Units in the data centers of a large industrial and financial company. In 1996, the Company sold or leased seven additional VCC Units and added two new customers. As of December 31, 1998, the Company had sold or leased a cumulative total of 38 VCC Units to a total of 14 customers. The Company's customers include General Electric Capital Corporation, Burlington Northern Santa Fe Railroad, Storage Technology Corporation, Systems Management Specialists, Inc., Ferntree Computer Corp. (Australia), SAP America, Inc., Deluxe Corporation, Bank One Services Corp., BMC Software, Merrill Lynch & Co. Inc., Southern California Gas Company, Alltel Information Services, Spiegel Inc. and Minnesota Mining and Manufacturing Company. Our existing customers are not required to buy additional hardware products or to renew their software license and maintenance agreements with us when such license and agreements expire. Therefore, a significant portion of our revenue is derived from non-recurring revenue sources.

     In an effort to enhance our revenue base, we purchased two new product lines during 1998. Effective November 8, 1998, we purchased substantially all of the assets of Enterprise Solutions, Inc., an Ohio corporation ("ESI"). As a result of this acquisition, we obtained substantially all of the assets and assumed certain liabilities of ESI, including a suite of software products that notify the proper person(s) by telephone, pager or the Internet of critical data center events. See "Recent Developments." On February 27, 1998, we licensed certain software and purchased certain assets relating to the system software business of Infinite Graphics Incorporated, a Minnesota corporation ("IGI"). We will use such software and assets to design, assemble and market computer-aided design and manufacturing software systems that operate on a variety of mid-range and personal computer platforms.

     We were incorporated in Minnesota in 1985 under the name Computer Aided Time Share, Inc. In 1995, we changed our name to Global MAINTECH Corporation.

SYSTEMS MANAGEMENT SOFTWARE

     The VCC competes with internal monitoring software sold by other companies. Internal monitoring software monitors pieces of hardware and software applications in the computer in which the internal software is installed. U.S. companies sold approximately $6.8 billion in systems-management software in 1998. It is believed this market will grow to almost $10 billion by the year 2000.

     We believe the VCC is also well suited for use in enterprise computing applications. Enterprise computing is the term associated with the hardware and software which enables computers that contain different processors to be linked together for purposes of managing the operation of hardware and internal systems. The VCC has its own proprietary software and hardware which allow it to form an enterprise computing management system. The VCC can be used to monitor and control desktops, mid-range servers and mainframes. Sales of all UNIX-based enterprise computing applications in 1997 were approximately $33 billion.

     The Company is engaged primarily in the business of manufacturing and selling VCC Units and related software and accessories. This line of business generated all of the Company's revenue in 1996 and 1997, and the majority of revenue for the nine months ended September 30, 1998. The Company expects such business will generate the majority of its revenue in fiscal years 1998 and 1999.

     As of December 31, 1998, the Company had no paid employees and its wholly owned subsidiary, MAINTECH, had 79 paid employees.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

Name                   Age              Position
----                   ---              --------
David H. McCaffrey      53              Chief Executive Officer and Director
Robert E. Donaldson     55              President and Director
James Geiser            48              Chief Financial Officer and Secretary
John E. Haugo           62              Director
John Clarey             41              Director
Doug Pihl               39              Director

     Mr. McCaffrey has served as the Company's Chief Executive Officer since January 1995, and as a Director of the Company since January 1995. Mr. McCaffrey also has served as MAINTECH's Chief Executive Officer since December 1994. Prior to joining MAINTECH in December 1994, Mr. McCaffrey served as President, Chief Executive Officer and Chief Financial Officer of Rimage Corporation from April 1989 to October 1994. Mr. McCaffrey also served as a director of Rimage Corporation from November 1992 until October 1994.

     Mr. Donaldson has served as the Company's President and as a Director since January 1995. Mr. Donaldson founded MAINTECH in April 1992 and has served as its President since inception. Mr. Donaldson also served as MAINTECH's Chief Executive Officer from April 1992 to December 1994. Prior to founding MAINTECH, Mr. Donaldson served as a Vice President of Meridian Technology Leasing Corp. from 1986 to 1991. Prior to 1986, Mr. Donaldson served in various capacities with Itel Corp. and International Business Machines Corporation.

     Mr. Geiser has served as the Secretary of the Company since September 1993 and Chief Financial Officer of the Company since January 1994. Since 1991, Mr. Geiser has served as President of G&B Financial Advisory Services, a firm engaged in providing financial consulting services to corporations requiring financial restructuring. From 1989 until January 1992, Mr. Geiser served as Chief Financial Officer and consultant to International Broadcasting Corporation, an owner and operator of family entertainment attractions including the Harlem Globetrotters and Ice Capades touring shows and three regional amusement parks. From 1987 until October 1989, Mr. Geiser was Vice President and Treasurer of Washington Square Capital, Inc., an investment management company and subsidiary of Northwestern National Life Insurance Company. From 1979 until 1987, Mr. Geiser held various positions with Gelco Corporation, including the position of Assistant Treasurer of Gelco Corporation, and Vice President and Treasurer of Gelco Finance Corporation.

     Mr. Haugo has served as a director of the Company Since June 1997. Mr. Haugo was the founder and Chief Executive Officer of both Edusystems, Inc., an educational software business, and Serving Software, Inc., a developer of applications for the healthcare industry. Serving Software, Inc. was sold in 1994 to HBO & Company. Mr. Haugo also serves on the board of directors of St. Paul Software, Inc., Catalog Marketing Services, Inc. and Member Services International, Inc.

     Mr. Pihl has served as a director of the Company since September 1998. Between 1979 and early 1989, Mr. Pihl was affilated with Lee Data Corporation, which he co-founded. Lee Data developed and sold advanced hardware communications devices for IBM mainframes. Subsequently, Mr. Pihl co-founded NetStar, Inc., a developer of high-speed technology for network routers. NetStar Inc. was sold to Ascend Communications, Inc. in August 1996. Mr. Pihl is Chairman of the Board and Chief Executive Officer of Vital Images, Inc., a provider of three demensional rendering software for the healthcare industry. Mr. Pihl is also on the board of directors of Astrocom, Inc., Astron-Fearing Corporation and three privately held companies.

     Mr. Clarey has been a director of the Company since September 1998. Mr. Clarey is Executive Vice President and Chief Operating Officer of Miller & Schroeder Financial, Inc., an investment banking firm. Prior to joining Miller
& Schroeder, Mr. Clarey was Chief Executive Officer of Allison-Williams Company, an investment banking firm, from 1980 to 1988.

     The Board of Directors does not have any standing audit, compensation, stock option or nominating committees. The Board of Directors administers the Company's 1989 Stock Option Plan and approves awards of stock options and restricted stock awards made thereunder.

     The Company at present does not pay any director's fees. The Company may reimburse its outside directors for expenses actually incurred in attending meetings of the Board of Directors.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The consolidated financial statements that accompany this discussion show the operating results of the Company for the fiscal quarters ended September 30, 1997 and 1998 and for the years ended December 31, 1997 and 1996. The results include the operations of MAINTECH. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus. See " -- Forward Looking Statements."

RESULTS OF OPERATIONS

Fiscal Quarter Ended September 30, 1998 Compared to Fiscal Quarter Ended September 30, 1997

     Sales from operations for the third quarter ended September 30, 1998 were approximately $1,659,000 compared to sales from operations for the third quarter of 1997 of approximately $1,181,000. Sales for the nine months ended September 30, 1998 were approximately $5.1 million compared to $2.8 million in the same nine month period of 1997. The $478,000 increase for the third quarter is primarily related to an approximate increase of $409,000 in system sales which includes both the Virtual Command Center ("VCC") and computer-aided design software products, and an increase of $68,000 in maintenance, consulting and other fees. The $2.4 million increase for the nine months ended September 30, 1998 is substantially due to a $2.1 million increase in system sales and increases in maintenance, consulting and other fees is the primary reason for the remaining $0.3 million increase.

     Cost of sales increased in the third quarter ended September 30, 1998 to 31% from 26% in the third quarter of 1997 and for the nine months ended September 30, 1998 increased to 34% from 25% in the nine months ended September 30, 1997. Nearly all of the increase in the third quarter ended September 30, 1998 is due to increased amounts of software amortization. The increase in cost of sales for the nine months ended September 30, 1998 is evenly split between increases in software amortization and product costs. Product costs include increased distribution costs which are the result of certain of the sales in the nine months ended 1998 being made through a third party distributor. The Company had no third party distribution costs in the same nine month period of 1997. Software amortization increased in 1998 as a result of increases in capitalized software development costs. As a result, the gross margin in the third quarter ended September 30, 1998 was approximately 69% compared to 74% in the third quarter of 1997 and for the nine months ended September 30, 1998 the gross margin was approximately 66% compared to 75% in the same nine month period in 1997.

     Selling, general and administrative expenses in the third quarter of 1998 were approximately $838,000 compared to $491,000. For the nine month period ended September 30, 1998 these expenses were approximately $2,440,000 compared to $1,182,000 in the same period in 1997. These increases of $347,000 and $1,258,000 are both primarily due to increases in salaries and secondarily to increases in travel, depreciation and marketing expenses. The salary increase is almost entirely due to an increase in employees the majority of which is due to an increase in the areas of sales and sales support. The increase in travel expenses is related to sales activity, depreciation expenses increased due to the additional equipment purchases for new employees and the rapid depreciation method used by the Company, and marketing expenses increased as part of a plan to communicate with the marketplace.

     Research and development costs in the third quarter of 1998 were approximately $212,000 compared to $85,000 in the third quarter of 1997, one year ago. For the nine month period ended September 30, 1998 research and development costs were approximately $486,000 compared to $178,000 in the same period in the prior year. The increases of $127,000 in the third quarter and $308,000 for the nine months ended September 30, 1998 are substantially due to increased salary expenses relating to additional employees in this expense category and secondarily to fees paid to employee search firms.

     Non-operating expenses include interest expense, amortization of capitalized debt issuance costs and interest income. Interest expense increased due to the issuance in June 1997 of subordinated notes payable and amortization is related to cost of this debt. The increase in interest income is related to the sale of sales-type leases in March 1998.

     Net cash used in operating activities for the nine month period ended September 30, 1998 was approximately $1,169,000. Cash generated from net income for this nine month period was approximately $312,000 and was $990,000 from depreciation and amortization. However, cash was used to fund increases in current assets, primarily receivables and inventory totaling approximately $2,605,000. Cash was also provided by accounts payable and accrued expenses totaling approximately $245,000. In the same period in the prior year operating activities used cash of approximately $763,000, which was largely due to net income and depreciation and amortization of approximately $929,000 which was more than offset by cash used to increase current assets and to reduce current liabilities.

     Cash used by investing activities of approximately $2,292,000 reflects investments of $2,709,000 in software licenses purchased in February 1998, included in other assets, and in capitalized computer software costs, which represent costs incurred after technological feasibility has been established in connection with the development of enhancements to one or more particular software programs. The Company also purchased approximately $205,000 of additions to property and equipment during the first nine months of 1998, invested $170,000 in notes receivable and received payments on notes receivable of $75,000. During the nine months ended September 30, 1997, the Company invested $785,000 primarily in capitalized computer software development costs of $586,000, and $166,000 in property and equipment.

     Net cash provided by financing activities in the nine month period ended September 30, 1998 was approximately $2,034,000. This is due to the receipt of net proceeds from the issuance of Common Stock of approximately $2,109,000 in three private placements of the Company's securities. Offsetting this increase was a $75,000 use of cash to reduce subordinated notes payable. In the nine month period ending September 30, 1997, the Company raised $2,705,000 in two private issues of Common Stock at per share prices of $0.75 and $1.40. In addition, in the nine month period ending September 30, 1997, the Company issued five year subordinated notes payable of $2,000,000, disbursed $212,000 for debt issuance costs, and reduced short term debt of $363,000 resulting in net cash provided by financing activities of $4,112,000.

Fiscal Year ended December 31, 1997 Compared to Fiscal Year Ended December 31, 1996

     Sales from continuing operations for the year ended December 31, 1997 were approximately $3,003,000 compared to sales from continuing operations of $2,130,000 in the year ended December 31, 1996. Sales of the VCC were approximately $2,138,000 in 1997 compared to approximately $1,797,000 in 1996. Maintenance fees were approximately $702,000 in 1997 on previously sold systems. Revenue in 1997 also included approximately $132,000 of consulting revenue and $30,000 from sales of miscellaneous computer parts. Revenue in 1996 related to maintenance, consulting, and other activities totaled approximately $332,000. These revenue activities reflect the installation of a cumulative total of 20 VCC units with eight customers compared to a cumulative total of 10 VCC units with three customers in 1996. The gross margin on sales was approximately 75% in 1997 compared to 71% in the year ended December 31,1996. The increase in gross margin in 1997 is primarily related to the increase in maintenance fees in 1997.

     Selling, general and administrative ("SG&A") costs for the year ended December 31,1997 were approximately $1,649,000 compared to approximately $962,000 for the same period in 1996. This $687,000 increase is related to a $235,000 increase in salary expense which reflects an increase in paid employees which grew during the year from 16 to 26. Advertising, travel and entertainment costs increased $134,000 and $97,000, respectively in the year ended 1997 versus 1996. This reflects the increased selling activities of the Company. Nearly all the other SG&A costs increased by amounts ranging from $84,000 to $15,000, including professional and technical costs, depreciation expense, and supplies, insurance, rent and utilities costs. These increases are all primarily related to increased business activities of the Company. Professional and technical expenses which include legal, accounting and investor relations expenses increased due to additional governance costs and a recovery of reserves which offset such expenses in 1996. There were no new litigation expenses in either 1997 or 1996. Depreciation expense increased as a function of the increase in equipment purchases for new employees. Office and warehouse supplies, insurance, rent and utilities all increased due to additional employees and additional offices. Insurance expense in 1996 was also unusually low due to an insurance refund received in 1996. Research and development expenses in 1997 and 1996 relate to the ongoing maintenance of existing software and comprise salaries and consulting fees for technical expertise. In 1997, this cost reflects fees paid of nearly $100,000 to a technical search firm hired to recruit additional technical employees.

     Non-operating expenses in the year ended December 31, 1997 consisted of interest expense, interest income and amortization of deferred debt issue costs indicated as "Other." In the last six months of 1997, interest expense includes only the cost of the $2,000,000 of subordinated debt issued by the Company on June 19, 1997. In the prior year, interest expense represented the costs of the Company's convertible subordinated debentures, notes payable to vendors, a bank, and individuals, the principal amount of which totaled approximately $380,000 at December 31, 1996. Interest income in 1997 is the result of short-term investments of excess cash. Amortization ($44,294 annually on a straight-line basis over five years) of deferred debt issue costs of $221,470 relates to the issuance of $2,000,000 of subordinated debt.

     Net cash used in operating activities for the year ended December 31, 1997 was approximately $302,000 compared to approximately $163,000 provided by such activities in the year ended December 31, 1996. During the year ended December 31, 1997, operating funds of approximately $662,000 were provided by net income prior to depreciation/amortization. This increase was more than offset by the use of operating funds for assets including inventory, accounts receivable, and prepaid expenses of approximately $760,000 and for short-term liabilities of approximately $204,000.

     Cash used for investing activities in the year ended December 31, 1997 of approximately $2,270,000 reflects investments of approximately $780,000 in capitalized computer software development costs, which represent costs incurred after technological feasibility has been established in connection with the development of enhancements to one or more particular software programs, and approximately $109,000 in software licenses and patent costs. Additionally, the Company invested approximately $780,000 in sales-type leases covering the Company's products, purchased approximately $362,000 of property and equipment and invested approximately $163,000 in operating leases covering the Company's products. The Company also invested $75,000 in a note receivable from a software company due in 1998. In 1996, the Company invested approximately $473,000 in capitalized computer software development costs, $107,000 in leased equipment, $68,000 in patent costs and purchased $37,000 of property and equipment.

     Net cash of approximately $4,266,000 was provided by financing activities in the year ended December 31, 1997. This is the result of net proceeds from the issuance of Common Stock of $2,768,000 primarily through two separate private placements at per share prices of $0.75, $1.40, and a net issuance of long-term notes payable of $2,000,000. These proceeds were partially offset by payments of short-term notes payable of $320,000 and disbursements of approximately $212,000 for the issuance of new debt in the year ended December 31, 1997. In the year ended December 31, 1996, cash was provided by financing activities of approximately $516,000. This is the result of approximately $675,000 of proceeds from the issuance of Common Stock offset by decreases in short-term and long-term notes payable of approximately $159,000.

LIQUIDITY AND CAPITAL RESOURCES

Fiscal Quarter Ended September 30, 1998 Compared to Fiscal Quarter Ended September 30, 1997

     As of September 30, 1998, the Company had positive working capital of approximately $3,661,000 compared to positive working capital as of December 31, 1997 of approximately $2,884,000. The increase in positive working capital is related to the net earnings plus depreciation and amortization recorded in the nine months ended September 30, 1998 which was partially offset by an increase in current liabilities.

     During the nine months ended September 30, 1998, the Company's liquidity and capital resources were reduced by cash investments in accounts receivable and inventory and cash was invested in long-term assets as described above. As a result the Company's liquidity was reduced from year-end 1997. The Company is now more dependent on the collection of its accounts receivable and the liquidation of its inventory through sales. The growing demand for the Company's technology from new customers suggests the Company will continue to invest in inventory and accounts receivable during the remainder of the year. Accordingly, management expects cash will continue to be invested in short-term assets. The Company's operating plan for the year ending December 31, 1998 anticipates a continuing increase in sales over the year ended December 31, 1997 with a commensurate increase in net income. As a result, this operating plan projects the working capital of the Company will increase.

     Furthermore, the Company is committed to making long-term investments in the form of additional software development, additional purchases of software licenses, such as the IGI software business, and additional purchases of property and equipment.

     As a result of the growth in short-term and long-term investments, management expects the Company will continue to raise cash in the capital markets. While management believes in the viability of its operating plan and currently anticipates that its operating plan will be achieved, there can be no assurances to that effect, nor can management provide any assurance of the Company's continued access to the capital markets. At this point management believes the Company's growth will be funded by a combination of operating income and access to outside capital. Management believes these sources will be sufficient to meet the Company's liquidity needs for the foreseeable future.

YEAR 2000 ISSUE

Background

     Many currently installed computer systems and software are coded to accept only two-digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations (including, among other things, a temporary inability to process transactions, send invoices or engage in other similar business activities). As a result, many companies' computer systems and software will need to be upgraded or replaced in order to comply with year 2000 requirements. The potential global impact of the year 2000 problem is not known, and, if not corrected in a timely manner, could affect the Company and the U.S. and world economies generally.

State of Readiness

     The Company has analyzed the potential effect of the year 2000 issue on both the system software included in the Company's products and its internal systems (e.g., word processing and billing software), including its information technology ("IT") and non-IT systems (which systems contain embedded technology in manufacturing or process control equipment containing microprocessors or other similar circuitry). The Company's year 2000 compliance program includes the following phases: identifying systems that need to be modified or replaced; carrying out remediation work to modify existing systems or convert to new systems; and conducting validation testing of systems and applications to ensure compliance. The Company is currently in the remediation phase of this program with respect to software purchased or licensed from software vendors by the Company and used internally and has completed the validation phase of this program with respect to its own products.

     The amount of remediation work required to address year 2000 problems is not expected to be extensive. The Company has tested all of the system software included in its products and determined that it is year 2000 compliant. In addition, the Company has requested and received documentation from vendors supplying software for its primary business applications addressing year 2000 compliance. In all cases, vendors' responses indicated that their applications were either currently year 2000 compliant or that they would be compliant by the end of 1998. Therefore, the Company will be required to modify some of its existing software applications in order for its internal computer systems to function properly in the year 2000 and thereafter. The Company estimates that it will complete its year 2000 compliance program for all of its significant internal systems no later than July 1, 1999. The Company also has had informal discussions with its major suppliers and customers regarding their efforts to address the year 2000 problem. These actions are intended to help mitigate the possible external impact of the year 2000 problem. However, it is impossible to fully assess the potential consequences in the event service interruptions from suppliers occur or in the event that there are disruptions in such infrastructure areas as utilities, communications, transportation, banking and government.

Costs

     Because essentially all of the Company's products and internal systems were created in the last few years, such products and internal systems were designed to avoid the year 2000 problem. As a result, the total cost for resolving the Company's year 2000 issues is expected to be less than $10,000, a negligible amount of which has been spent through December 31, 1998. The total cost estimate includes the cost of replacing or upgrading non-compliant systems that were otherwise planned (but perhaps accelerated due to the year 2000 issue) or which have significant improvements and benefits unrelated to year 2000 issues. Estimates of year 2000 costs are based on numerous assumptions, and there can be no assurance that the estimates are correct or that actual costs will not be materially greater than anticipated.

Contingency

      The Company has not yet developed a contingency plan to provide for continuity of processing in the event of various problem scenarios, but it will assess the need to develop such a plan based on the outcome of the validation phase of all of its systems and any additional results from surveys of its major suppliers and customers with respect to their year 2000 compliance.

Risk

     Based on its assessments to date, the Company believes it will not experience any material disruption as a result of year 2000 problems with respect to its products and the third-party systems it uses for its internal functions, and, in any event, the Company does not anticipate the year 2000 issues it will encounter will be significantly different than those encountered by other computer hardware and software manufacturers, including its competitors. For example, if certain critical third-party providers, such as those providers supplying electricity, water or telephone service, experience difficulties resulting in disruption of service to the Company, a shutdown of the Company's operations at individual facilities could occur for the duration of the disruption. Assuming no major disruption in service from utility companies or other critical third-party providers, the Company believes that it will be able to manage its total year 2000 transition without any material effect on the Company's results of operations or financial condition.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock and Preferred Stock, as of December 31, 1998, by (i) each person known to the Company to be the beneficial owner of 5% or more of outstanding Common Stock and Preferred Stock, (ii) each of the Company's directors, (iii) the executive officers named in the Summary Compensation Table below and (iv) the directors and executive officers of the Company as a group.

                                                                                           Percentage
                                                   Percentage                                 of
                               Number of              of                Number of          Shares of
                               Shares of           Shares of            Shares of          Preferred
                              Common Stock        Common Stock        Preferred Stock        Stock
                              Beneficially        Beneficially         Beneficially       Beneficially
Name and Address(1)            Owned (2)           Owned (2)            Owned (2)          Owned (2)
-------------------------     ------------        ------------        ---------------     ------------
David H. McCaffrey                1,980,000               10.5 %             --                    -- %
John E. Haugo                        25,000                 *                --                    --
John Clarey                           4,000                 *                --                    --
Doug Pihl                                --                 --               --                    --
Robert E. Donaldson               1,750,000                9.5               --                    --
Ruth E. Donaldson                 1,100,000                6.0               --                    --
All officers and directors
as a group (6 persons)            4,129,000               21.8               --                    --

_________________
(1) Unless otherwise indicated, the address of each of the following individuals is 7578 Market Place Drive, Eden Prairie, Minnesota 55344.

* Less than 1%.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting and investment power with respect to securities. Shares of Common Stock or Preferred Stock subject to options or warrants currently exercisable or exercisable within sixty (60) days of the date of determination are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options or warrants, but are not deemed to be outstanding for purposes of computing such percentage for any other person. Unless otherwise indicated by footnote, each person or group identified has sole voting and investment power with respect to all shares of Common Stock and Preferred Stock shown as beneficially owned by such person.

                            EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation awarded to or earned by the Chief Executive Officer and any employee who earned in excess of $100,000 during the year ended December 31, 1998. No executive officer of the Company earned salary and bonus in excess of $100,000 during the year ended December 31, 1998.

SUMMARY COMPENSATION TABLE

                                                                                 Long Term
                                                                               Compensation
                                   -----------------------------------------------------------
                                          Annual Compensation              Awards      Payouts
                                   ------------------------------------------------    -------
                                                                         Securities
          Name and Principal                                             Underlying      LTIP
          Position                 Year       Salary        Bonus         Options      Payouts
          ----------------------   ------     --------      -------      -----------   -------
          David H. McCaffrey,       1998      $ 90,000      $ 8,000          180,000        --
          Chief Executive Officer   1997        97,000           --          250,000        --
                                    1996        95,475           --               --        --

STOCK OPTIONS

     The following table sets forth information concerning individual grants of stock options made to the persons named in the "Summary Compensation Table" above (the "Named Executive Officer"). No stock appreciation rights were granted or exercised for the year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR
                              (Individual Grants)
Name                   Number of     % of Total
                      Securities       Options      Exercise
                      Underlying     Granted to      or Base
                        Options     Employees in     Price       Expiration
                      Granted (1)    Fiscal Year     ($/Sh)         Date
---------------------------------   ------------    --------     -----------
David H. McCaffrey        180,000             11%       1.94     01/23/03

________________
(1) The right to purchase 90,000 shares vested on 12/31/98 and the remainder vests on 12/31/99.

AGGREGATED OPTION EXERCISES IN 1998 AND YEAR END OPTION VALUES

     The following table provides information concerning stock option exercise and the value of unexercised options at December 31, 1998 for the Named Executive Officer.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES


                                               Number of Securities    Value of Unexercised
                                                    Underlying             In-the-Money
                         Shares                    Unexercised          Options at FY-end
                        Acquired      Value     Options at FY-end     Exercisable/Unexer.
Name                  on Exercise   Realized    Exercisable/Unexer.           (1)
-------------------   -----------   --------   --------------------   ---------------------
David H. McCaffrey             --         --   430,000            0   $136,250          $0

_______________
(1) Mr. McCaffrey believes his stock options have no value, based on the low trading volume of the Common Stock and the restrictive trading rules applicable to insiders. Notwithstanding the foregoing, for reporting purposes only, Mr. McCaffrey's unexercised in-the-money options have a value of $136,250 (calculated based on the difference between the fair market value of the 430,000 shares of Common Stock underlying in-the-money options at year end ($1.50 at December 31, 1998) and the exercise price of the options at year end (250,000 shares at $1.00 and 180,000 shares at $1.4375)).

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock trades on the OTC Market under the symbol "GLBM". Prior to November 12, 1996, the Company's Common Stock traded under the symbol "GBMT". The Company effected a one-for-five reverse split on November 12, 1996 (the "Reverse Stock Split"). As of December 31, 1998 (the date of its annual shareholders meeting), the Company had approximately 3,100 shareholders of record. The following are the high and low bid quotations for the Company's Common Stock as reported on the OTC Market during the periods indicated.

  1996                                           High     Low
  ----                                           -----   -----
  First Quarter................................  $0.75   $0.30
  Second Quarter...............................   1.60    0.40
  Third Quarter................................   1.30    0.65
  Fourth Quarter...............................   1.81    0.90

  1997
  ----
  First Quarter................................  $2.56   $1.44
  Second Quarter...............................   2.75    1.50
  Third Quarter................................   2.38    1.69
  Fourth Quarter...............................   2.88    1.94

  1998
  ----
  First Quarter................................  $2.75   $1.88
  Second Quarter...............................   2.75    1.94
  Third Quarter................................   2.34    1.13
  Fourth Quarter ..............................   1.69    1.06

                                DIVIDEND POLICY

     The Company has not paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future.

                         DESCRIPTION OF CAPITAL STOCK

     As of December 31, 1998, the authorized capital stock of the Company consisted of 50,000,000 shares, no par value, of which 887,980 shares are designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"), 615,385 shares are designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock") and 48,496,635 shares shall be divisible into such other classes and series as the Board of Directors may from time to time determine. The Series A Preferred Stock and the Series B Preferred Stock are sometimes referred to herein collectively as the "Preferred Stock." As of December 31, 1998, there were 18,409,397 shares of Common Stock outstanding, which were held of record by approximately 3,100 shareholders, 129,176 shares of Series A Preferred Stock outstanding, which were held of record by approximately 17 shareholders, and 335,961 shares of Series B Preferred Stock outstanding, which were held of record by 25 shareholders.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There is no cumulative voting for the election of directors so that the holders of more than 50% of the aggregate voting power of the outstanding Common Stock and Preferred Stock can elect all directors. See "-- Preferred Stock." Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and in liquidation proceedings. Holders of Common Stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares.

PREFERRED STOCK

     The holders of Preferred Stock are entitled to vote on all matters submitted to a vote of shareholders the number of votes for each share held of record equal to the number of shares of Common Stock into which such share of Preferred Stock is then convertible. There is no cumulative voting for the election of directors so that the holders of more than 50% of the aggregate voting power of the outstanding Common Stock and Preferred Stock can elect all directors. Holders of Series A Preferred Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company, and holders of Series B Preferred Stock are entitled to receive dividends at an annual rate of $.52 per share, out of funds legally available therefor and in liquidation proceedings. Dividends on shares of Series B Preferred Stock are cumulative and are only payable upon conversion of the Series B Stock. Holders of Preferred Stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares.

     Under Minnesota law and the Company's Second Amended and Restated Articles of Incorporation, the Board of Directors is authorized, without further shareholder action, to issue preferred stock in one or more classes or series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock. Accordingly, although it has no current intention of doing so, the Board of Directors of the Company may, with the approval of the holders of a majority of the voting power of the then outstanding Preferred Stock, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power and the dividend and other rights of the holders of Common Stock.

WARRANTS AND OPTIONS

     As of December 31, 1998, the Company had outstanding options to purchase 6,951,593 shares of Common Stock that had been issued to employees, directors and consultants to the Company pursuant to the 1989 Stock Option Plan, as amended, with a weighted average exercise price of $1.19 per share. Such options expire between April 5, 2001 and January 7, 2005, the majority of which expire on or before December 31, 2003. As of December 31, 1998, the Company also had outstanding warrants to purchase a total of 2,058,081 shares of Common Stock that have been granted to third parties outside of the 1989 Stock Option Plan with a weighted average exercise price of $2.07 per share.

Such third-party warrants are all currently exercisable, but are not all in-the-money, and expire on dates ranging from January 17, 2000 to November 30, 2003. All agreements embodying such outstanding third-party warrants and options provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the corporate structure of the Company.

ANTI-TAKEOVER PROVISIONS OF THE MINNESOTA BUSINESS CORPORATION ACT

     Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Company if the Board of Directors determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company, which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

     Section 302A.671 of the Minnesota Business Corporation Act (the "MBCA") provides that, unless the acquisition of certain new percentages of voting control of the Company (in excess of 20%, 33 1/3% or 50%) by an existing shareholder or other person is approved by a majority of the disinterested shareholders of the Company, the shares acquired above such new percentage level of voting control will not be entitled to voting rights. The Company is required to hold a special shareholders' meeting to vote on any such acquisition within 55 days after the delivery to the Company by the acquiror of an information statement describing, among other things, the acquiror and any plans of the acquiror to liquidate or dissolve the Company and copies of definitive financing agreements for any financing of the acquisition not to be provided by funds of the acquiror. If any acquiror does not submit an information statement to the Company within ten days after acquiring shares representing a new threshold percentage of voting control of the Company, or if the disinterested shareholders vote not to approve such an acquisition, the Company may redeem the shares so acquired by the acquiror at their market value. Section 302A.671 generally does not apply to a cash offer to purchase all shares of voting stock of the issuing corporation if such offer has been approved by a majority vote of disinterested board members of the issuing corporation.

     Section 302A.673 of the MBCA restricts certain transactions between the Company and a shareholder who becomes the beneficial holder of 10% or more of the Company's outstanding voting stock (an "interested shareholder") unless a majority of the disinterested directors of the Company have approved, prior to the date on which the shareholder acquired a 10% interest, either the business combination transaction suggested by such a shareholder or the acquisition of shares that made such a shareholder a statutory interested shareholder. If such prior approval is not obtained, the statute imposes a four-year prohibition from the statutory interested shareholder's share acquisition date on mergers, sales of substantial assets, loans, substantial issuances of stock and various other transactions involving the Company and the statutory interested shareholder or its affiliates.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar with respect to the Common Stock is Norwest Bank, Minnesota, N.A.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Second Amended and Restated Articles of Incorporation and the statutes of the State of Minnesota require the Company to indemnify any director, officer, employee or agent who was or is a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, against certain liabilities and expenses incurred in connection with the action, suit or proceeding, except where such persons have not acted in good faith or did not reasonably believe that the conduct was in the best interests of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or other persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             CERTAIN TRANSACTIONS

     On December 16, 1996, pursuant to the advice of the Company's financial advisor, Bob Donaldson, David McCaffrey and Jim Geiser exercised certain stock options to purchase 730,000, 840,000 and 240,000 shares of Common Stock, respectively. Messrs. Donaldson, McCaffrey and Geiser paid their respective exercise prices totaling $109,000, $126,000 and $59,000 in the form of personal promissory notes payable to the Company. Each of these promissory notes had an interest rate of 5.75% per annum and was scheduled to be repaid no later than the termination date of the option to which the note related. Messrs. Donaldson, McCaffrey and Geiser intend to repay these personal promissory notes in full on or prior to February 28, 1998. Bob Donaldson is a Director of the Company and its President. David McCaffrey is a Director of the Company and its Chief Executive Officer. Jim Geiser is the Company's Chief Financial Officer and Secretary.

                              RECENT DEVELOPMENTS

SECURITIES OFFERING

     From late August 1998 until December 31, 1998, the Company offered up to 615,384 units for sale in a private placement of securities. Each unit consisted of one share of Series B Preferred Stock and one Warrant to purchase shares of Common Stock. The purchase price per unit was $6.50.

     Each share of Series B Preferred Stock entitles the holder thereof to receive an annual dividend equal to $.52. Until February 15, 1999, each share of Series B Preferred Stock is convertible into that number of shares of Common Stock equal to the per unit purchase price divided by $3.25, subject to certain adjustments. Thereafter, each share of Series B Preferred Stock is convertible into that number of shares of Common Stock equal to the per unit purchase price divided by 80% of the average closing bid price of the Common Stock for the 20 consecutive trading days prior to the conversion date, subject to certain adjustments; provided, however, that such average price may not be greater than $2.50 nor less than $.75. All outstanding shares of Series B Preferred Stock will be automatically converted into Common Stock on September 23, 2001 if the Company has registered such common shares under the Securities Act and the Common Stock is traded on Nasdaq.

     Each Warrant is a five-year callable warrant to purchase Common Stock at $3.25 per share. The number of shares of Common Stock for which the Warrant in each unit will be exercisable will equal the number of shares of Common Stock into which the associated share of Series B Preferred Stock contained in the unit will have been converted. The Warrants are callable by the Company provided the Common Stock has not traded below $4 3/8 for 20 consecutive trading days prior to the call exercise date and the underlying shares are registered under the Securities Act and the Common Stock is traded on Nasdaq.

     The Company agreed to use its best efforts to register the shares of Common Stock underlying the Series B Preferred Stock and the Warrants and to pay a penalty if such registration is not effective by February 28, 1999. This penalty is equal to 1% of the purchase price of the units for each of the first two 30-day periods following February 28, 1999 and 3% for every 30-day period thereafter until the registration statement has been declared effective. All shares of Common Stock that may be sold pursuant to this Prospectus were issued in connection with this offering.

     The Company issued 335,961 of such units for total gross proceeds of $2,183,747 Commissions paid on this amount totaled $126,687 to MJK for placement agent commissions and $23,302 for the payment of MJK's accountable expenses, including legal fees, incurred in connection with the offering.

ASSET PURCHASE FROM ENTERPRISE SYSTEMS, INC.

     On December 9, 1998, the Company, through its wholly owned subsidiary Singlepoint Systems, Inc. ("SSI"), purchased substantially all the assets of Enterprise Solutions, Inc., an Ohio corporation ("ESI"), pursuant to an Asset Purchase Agreement dated as of November 1, 1998 (the "Purchase Agreement") by and among the Company, Global MAINTECH, Inc., SSI and ESI. Immediately prior to the acquisition, ESI was a market leader in critical event notification software for data center management and also provides engineering/project management consulting to implement enterprise automation tools in small, medium and large data centers.

     As a result of this acquisition, the Company obtained substantially all of the assets and assumed certain liabilities of ESI, including rights under and to ESI's computer software products, and the trademarks and copyrights related thereto, as well as ESI's ongoing leases, contracts and certain office equipment. The primary assets acquired by the Company were a suite of software products, including AlarmPoint and PhonePoint, which provide intelligent software linked to telephones, pagers and the Internet for notification of critical events. This software is linked to other systems management tools and delivers timely and critical information to the proper person(s) for problem resolution. The Company also obtained ESI's short-term consulting business, which assists companies to optimize their existing systems management and network management tools. The Company expects that this consulting business will generate sales of newly acquired software and of VCC units.

     The acquisition was recorded as an asset purchase. The purchase price was paid as follows: $200,000 was paid in cash, options to purchase a total of 1,700,000 shares of Common Stock were issued to the shareholders of ESI (the "Shareholder Options") and options to purchase a total of 80,000 shares of Common Stock were issued to the employees of ESI (the "Employee Options"). All such options have an exercise price equal to $1.25 and terminate on December 9, 2003. The purchase price is subject to further adjustment depending on the after-tax earnings generated by the Company using the purchased assets during the 18-month period following the acquisition ("Adjusted Earnings"). In the event the Adjusted Earnings are less than certain amounts set forth in the Purchase Agreement, the number of shares that may be purchased under the Shareholder Options would be reduced by up to 1,300,000 shares. The Company also will pay ESI the excess, if any, of the Earn-out Amount (as defined below) minus the Option Value (as defined below). "Earn-out Amount" means the greater of (a) 18 times the sum of the Adjusted Earnings for the first, second, third, tenth, eleventh, twelfth, thirteenth, fourteenth, fifteenth, sixteenth, seventeenth and eighteenth months following the acquisition or (b) 16 times the sum of the Adjusted Earnings for the seventh month through the eighteenth month following the acquisition. "Option Value" means $200,000 plus the product of the number of shares subject to the Shareholder Options (after any adjustments as described above) multiplied by the spread between the exercise price thereof and the average daily closing price of the Company's Common Stock during the month immediately preceding the last month of the Earn Out Period. Notwithstanding the foregoing, in the event the Earn-out Amount minus the Option Value is less than $5,000,000, the Company, at its option, will either pay the difference to ESI or shall return the purchased assets (and related liabilities) to ESI. In the event such assets are returned, the Shareholder Options and the Employee Options will be canceled. The acquired software will be offered by the Company to customers as an additional component of the Company's base VCC unit.

                               LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                            DESCRIPTION OF PROPERTY

     The Company's headquarters is located at 7578 Market Place Drive, Eden Prairie, MN 55344. The Company leases this space pursuant to a 20-month lease for 10,500 square feet, which lease began on August 1, 1998. The Company also leases four small office spaces for sales and technical development services, one of which is in Ohio and the others are in California.

                                    EXPERTS

     The financial statements of Global MAINTECH Corporation as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements, information statements and other information concerning the Company at the site located at http://www.sec.gov. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act, and to which reference is hereby made.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................................................    F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996................................    F-3
Consolidated Statements of Operations for the Years ended December 31, 1997 and
     1996...................................................................................    F-5
Consolidated Statements of Stockholders' Equity for the Years ended December 31, 1997,
     1996 and 1995..........................................................................    F-6
Consolidated Statements of Cash Flows for the Years ended December 31, 1997 and
     1996...................................................................................    F-7
Notes to Consolidated Financial Statements..................................................    F-8
Consolidated Balance Sheets as of September 30, 1998 and December 31, 1997 (unaudited)......   F-17
Consolidated Statements of Earnings for the Three and Nine Months ended September 30, 1998
     and 1997 (unaudited)...................................................................   F-19
Consolidated Statements of Cash Flows for the Nine Months ended
     September 30, 1998 and 1997 (unaudited)................................................   F-20
Notes to Interim Consolidated Financial Statements (Unaudited)..............................   F-21

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Global MAINTECH Corporation:

We have audited the accompanying consolidated balance sheets of Global MAINTECH Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global MAINTECH Corporation and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                    KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 23, 1998

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                                DECEMBER 31,    DECEMBER 31
                                                                    1997           1996
                                                                ------------    -----------
CURRENT ASSETS
   Cash and cash equivalents                                    $  1,726,889    $    32,890
 Accounts receivable, less allowance for doubtful                    576,573        451,599
 accounts of $15,000
   Other receivables                                                  26,111         21,519
   Inventories                                                       797,435        217,943
   Prepaid expenses and other assets                                  77,308         26,706
   Notes receivable                                                   75,000             --
   Current portion of investment in sales-type leases                286,997             --
                                                                ------------    -----------

   Total current assets                                            3,566,313        750,657

   Property and equipment, net                                       308,347         31,221
   Leased equipment                                                  209,033         82,377
   Software development costs, net                                   955,835        425,519
   Net investment in sales-type leases, net of current portion       492,918             --
   Other assets, net                                                 331,003         61,779
                                                                ------------    -----------

   TOTAL ASSETS                                                 $  5,863,449    $ 1,351,553
                                                                ============    ===========

The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                DECEMBER 31,   DECEMBER 31,
                                                                                    1997           1996
                                                                                ------------   -------------
CURRENT LIABILITIES
   Accounts payable                                                             $   396,159    $     396,004
   Current portion of subordinated notes payable                                    100,000          211,613
   Convertible subordinated debentures                                                   --          151,750
   Accrued liabilities
     Compensation and payroll taxes                                                 123,605           79,655
     Interest                                                                            --           13,960
     Other                                                                           10,588           38,325
   Deferred revenue                                                                  52,443          259,747
                                                                                -----------    -------------

      Total current liabilities                                                     682,795        1,151,054

   Subordinated notes payable, less current portion                               1,900,000           16,600
                                                                                -----------    -------------

      Total liabilities                                                           2,582,795        1,167,654

STOCKHOLDERS' EQUITY
Voting, convertible preferred stock - Series A, convertible into one                114,489          328,601
 common stock share for each preferred share, no par value;
 887,980 shares authorized; 244,113 shares in 1997 and 700,667 shares in 1996 issued and outstanding; total liquidation preference of outstanding shares - $458,000
Common stock, no par value; 49,112,020 shares authorized;                                --               --
 17,084,587 shares in 1998 and 13,260,533 shares in 1996 issued and outstanding
Additional paid-in-capital                                                        5,295,829        2,243,438
Notes receivable-officers                                                          (294,500)        (324,500)
Accumulated deficit                                                              (1,835,164)      (2,063,640)
                                                                                -----------    -------------

   Total stockholders' equity                                                   $ 3,280,654          183,899
                                                                                -----------    -------------
                                                                                $ 5,863,449    $   1,351,553
                                                                                ===========    =============

The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                       ----------------------------
                                                           1997            1996
                                                       ------------    ------------
Net sales
 Systems                                               $  2,138,323    $  1,797,295
Maintenance, consulting and other                           864,184         332,208
                                                       ------------    ------------
   Total net sales                                        3,002,507       2,129,503
Cost of sales
 Systems                                                    417,225         538,803
 Maintenance, consulting and other                          344,808          86,664
                                                       ------------    ------------
   Total cost of sales                                      762,033         625,467
                                                       ------------    ------------
   Gross profit                                           2,240,474       1,504,036
Operating expenses
 Selling, general and administrative                      1,649,394         962,398
Research and development                                    319,859         150,273
                                                       ------------    ------------
   Income from operations                                   271,221         391,365
Other income (expense):
 Interest expense                                          (183,004)        (60,746)
 Interest income                                             92,406              --
 Other                                                      (22,147)         (2,554)
                                                       ------------    ------------
   Total other expense, net                                (112,745)        (63,300)
                                                       ------------    ------------
Income from continuing operations before income taxes       158,476         328,065
Provision for income taxes                                       --          18,500
                                                       ------------    ------------
   Income from continuing operations                        158,476         309,565
Gain from discontinued operations                            70,000              --
                                                       ------------    ------------
   Net income                                          $    228,476    $    309,565
                                                       ============    ============
Basic earnings per common share:
 Continuing operations                                 $      0.010    $      0.026
 Discontinued operations                                      0.004              --
                                                       ------------    ------------
Net earnings                                           $      0.014    $      0.026
                                                       ============    ============
Diluted earnings per common share:
 Continuing operations                                 $      0.008    $      0.022
 Discontinued operations                                      0.004              --
                                                       ------------    ------------
 Net earnings                                          $      0.012    $      0.022
                                                       ============    ============
Shares used in calculations:
 Basic                                                   15,918,047      11,988,189
 Diluted                                                 19,555,417      14,268,610

The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARY
                      STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                               ADDITIONAL     NOTES         ACCUMU-
                                PREFERRED STOCK          COMMON STOCK           PAID-IN     RECEIVABLE-      LATED
                             --------------------  ------------------------
                              SHARES      AMOUNT     SHARES       AMOUNT        CAPITAL      OFFICERS       DEFICIT        TOTAL
                             --------------------  ------------------------    ----------   -----------   -----------   -----------
                                                                         --
Balance at December 31,
 1995                         865,207   $ 405,770  10,487,695   $              $  906,658            --   $(2,373,206)  $(1,060,778)
 Net income                        --          --          --            --            --            --       309,566       309,566
 Common stock issued               --          --   1,609,965            --       777,545            --            --       777,545
 Stock issue costs                 --          --          --            --      (119,434)           --            --      (119,434)
 Voluntary stock reduction         --          --  (1,340,000)           --            --            --            --            --
 Conversion of notes payable       --          --     200,000            --       150,000            --            --       150,000
 Conversion of subordinated
  debentures                       --          --     168,333            --       110,000            --            --       110,000
 Common stock options and
  warrants exercised               --          --   1,970,000            --       341,500            --            --       341,500
 Exercise officer stock
  options                          --          --          --            --            --      (324,500)           --      (324,500)
 Converted preferred shares  (164,540)    (77,169)    164,540            --        77,169            --            --            --
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31,
  1996                        700,667   $ 328,601  13,260,533   $        --    $2,243,438   $  (324,500)  $(2,063,640)      183,899
 Net income                        --          --          --            --            --            --       228,476       228,476
 Common stock issued               --          --   2,752,800            --     2,779,600            --            --     2,779,600
 Stock issue costs                 --          --          --            --      (312,278)           --            --      (312,278)
 Common stock options and
  warrants exercised               --          --     614,970            --       300,957            --            --       300,957
 Stock options exercised in
  conjunction with
   retirement
  of note payable                  --          --          --            --        60,000            --            --        60,000
 Receipt of payment of
  officer
  note receivable related to
  stock options exercised in
  1996                             --          --          --            --            --        30,000            --        30,000
 Warrants issued in
   conjunction with
    issuance
   of notes payable                --          --          --            --        10,000            --            --        10,000
 Converted preferred shares  (456,554)   (214,112)    456,554            --       214,112            --            --            --
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31,
 1997                         244,113   $ 114,489  17,084,857   $        --    $5,295,829   $  (294,500)  $(1,835,164)  $ 3,280,654
===================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              YEAR ENDED
                                                                                             DECEMBER 31,
                                                                                    -----------------------------
                                                                                       1997              1996
                                                                                    ------------     ------------
Cash flows from operating activities:
   Net income                                                                       $    228,476     $    309,566
   Adjustments to reconcile net income to net cash used in operating activities:
   Depreciation and amortization                                                         433,981          101,215
   Changes in operating assets and liabilities:
   Increase in accounts and other receivables                                           (129,566)        (111,848)
   Increase in inventories                                                              (579,492)         (31,131)
   Increase in prepaid expenses                                                          (50,602)          (5,702)
   Increase (decrease) in accounts payable                                                   155         (412,426)
   Increase in accrued expenses                                                            2,253           53,630
   Increase (decrease) in deferred revenue                                              (207,304)         259,747
                                                                                    ------------     ------------
   Cash provided (used) by operating activities                                         (302,099)         163,051
                                                                                    ------------     ------------
Cash flows from investing activities:
   Net increase in investment in sales-type leases                                      (779,915)              --
   Purchase of property and equipment                                                   (361,869)         (37,173)
   Investment in leased equipment                                                       (162,548)        (107,140)
   Investment in software development costs                                             (781,516)        (473,719)
   Investment in other intangibles                                                      (108,900)         (67,779)
   Investments in note receivable                                                        (75,000)              --
                                                                                    ------------     ------------
   Cash used by investing activities                                                  (2,269,748)        (685,811)
                                                                                    ------------     ------------
Cash flows from financing activities:
   Disbursements for deferred debt costs                                                (212,470)              --
   Proceeds from issuance of common stock                                              2,768,279          675,111
   Payments of notes payable and convertible subordinate debentures                     (319,963)        (158,825)
   Payments received on officers note receivable                                          30,000               --
Proceeds from issuance of notes payable                                                2,000,000               --
                                                                                    ------------     ------------
   Cash provided by financing activities                                               4,265,846          516,286
                                                                                    ------------     ------------
   Net increase (decrease) in cash                                                     1,693,999           (6,474)
Cash and cash equivalents at beginning of year                                            32,890           39,364
                                                                                    ------------     ------------
Cash and cash equivalents at end of year                                            $  1,726,889     $     32,890
                                                                                    ============     ============

Supplemental disclosures of cash flow information:
   Cash paid during the year for:  Interest                                         $    200,584     $     62,686
   Income taxes                                                                     $      9,999     $         --

Supplemental disclosure of noncash investing and financing activities:

  During 1997, warrants to purchase shares of common stock were issued in connection with the issuance of notes payable. The estimated value of warrants ($10,000) was capitalized related to this transaction (Note 7).

  During 1997, options held by a vendor were exercised in connection with the retirement of $60,000 of outstanding notes payable.

The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    NOTE 1.
       NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS:

     Global MAINTECH, Inc., the Company's principal operating subsidiary, produces and assembles a computer software and hardware product that it sells as a console consolidation and console management solution to the systems and network management marketplace primarily in the United States. The produce is called the Virtual Command Center ("VCC").

     The VCC is a tool designed to do three function: the first is to consolidate consoles (computer terminals with access to the internal operation of a computer) into one monitor, a 'virtual console" or single point of control; the second is to monitor and control the computers connected to the virtual console; and, the third is to automate most, if not all, of the routine processes performed by computer operators in data centers. The VCC can be operated from a remote location and accepts multiple different computer platforms and operating systems. It is an external system that monitors and controls the subject mainframe and other data center computers from a workstation quality RISC computer, which is housed separately from the computers it controls. VCC users technical support functions to a single location regardless of the physical location of the data center(s) and achieve improved levels of operational control and system availability.

PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of Global MAINTECH Corporation and its operating subsidiary, Global MAINTECH, Inc. All significant intercompany accounts and transactions have been eliminated.

NEW ACCOUNTING PRONOUNCEMENTS:

     Effective for 1997, the Company implemented SFAS No. 128, Earnings Per Share, and SFAS No. 129, Disclosure of Information about Capital Structure. The effect of SFAS 128 is described below. SFAS 129 incorporated several existing disclosure requirements on capital structure into a single accounting standard and had no effect on the Company's reporting.

     SFAS No. 130, Reporting Comprehensive Income, is effective for the Company for all periods reported after December 31, 1997. This standard prescribes a new way of reporting and displaying the balances of and changes in certain equity accounts. SFAS 130 does not affect the measurement of accounting for these accounts. By its nature, SFAS 130 will, when implemented, have no effect on the Company's reported operations or financial position. The Company is considering alternative presentations to meet the new requirements.

CASH AND CASH EQUIVALENTS:

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORY:

     Inventory is stated on a first in, first out (FIFO) basis at the lower of cost of market.

PROPERTY AND EQUIPMENT:

     Property and equipment is recorded at cost and comprised primarily of computer and office equipment. Depreciation is provided for principally using the double declining balance method, based on the estimated useful lives of the respective assets which generally have lives of three years.

     Maintenance and repairs are charged to expense as incurred.

REVENUE RECOGNITION:

     Revenue from product sales is recognized upon the latter of shipment or final acceptance. Deferred revenue is recorded when the Company receives customer payments before shipment or acceptance or before maintenance revenues are earned. The Company sells maintenance agreements which require minor updates of software to be delivered to the customers free of charge. New versions of the Company's software representing a major upgrade are not a part of the maintenance agreements. The Company expenses the costs of minor updates to its software as incurred.

     The Company recognizes revenue from leasing activities in accordance with SFAS No. 13, Accounting for Leases. Accordingly, leases that transfer substantially all the benefits and risks of ownership are accounted for as sales-type leases. All other leases are accounted for as operating leases.

     Under the sales-type method, profit is recognized at lease inception by recording revenue and cost. Revenue consists of the present value of the future minimum lease payments discounted at the rate implicit in the lease. Cost consists of the equipment's book value. The present value of the estimated value of the equipment at lease termination (the residual value), which is generally not material, and the present value of the future minium lease payments are recorded as assets. In each period, interest income is recognized as a percentage return on asset carrying values.

     The Company is the lessor of equipment under operating leases expiring in various years. The cost of equipment subject to such leases is recorded as leased equipment and is depreciated on a straight-line basis over the estimated service life of the equipment. Operating lease revenue is recognized as earned over the term of the underlying lease.

CAPITALIZED SOFTWARE AND DEVELOPMENT COSTS:

     Under the criteria set forth in SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, capitalization of software development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years.

     The carrying value of a software development asset is regularly reviewed by the Company and a loss is recognized when the unamortized costs are not recoverable based on the estimated cash flows to be generated from the applicable software.

OTHER ASSETS:

     Other assets is comprised of patents, capitalized software license fees, and capitalized debt issuance costs. Patents and capitalized software license fees are stated at cost and are amortized over three years or over the useful life of the license using the straight-line method. Capitalized debt issuance costs are stated at cost and are amortized over the term of the related debt agreement. Recorded amounts for patents and license fees are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of these capitalized amounts can be recovered through forecasted undiscounted cash flows.

RESEARCH AND DEVELOPMENT:

     Research and development costs are expensed as incurred.

STOCK BASED COMPENSATION:

     The Company has adopted the disclosure requirements SFAS No. 123, Accounting and Disclosure of Stock-Based Compensation. As permitted under SFAS No. 123, the Company applies Accounting Principles Board Opinion No. 25 (APB No.
25), Accounting for Stock Issued to Employee and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans.

EARNINGS PER SHARE:

     SFAS 128 Earnings per Share, became effective to the Company for the year ended December 31, 1997 and requires restatement of all earnings per share amount presented for prior periods. Under the new standard, primary earnings per share will not longer be presented. Basic earnings per share will represent earnings, reduced by any dividends on preferred stock, divided by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share (formerly called "fully diluted") will represent earnings divided by the sum of the weighted average number of common shares outstanding plus shares derived from other potentially dilutive securities. For the Company, potentially dilutive securities include "in the money" stock options and warrants for the purchase of shares of common stock and the amount of common shares which would be added by conversion of the outstanding convertible preferred stock. The number of shares added for stock options and warrants is determined by the treasury stock method, which assumes exercise of these securities and the use of any proceeds from these actions to repurchase a portion of these shares at the average market price for the period. When the results of continuing operations are a loss, other potentially dilutive securities will not be included in the calculation of loss per share.

     The weighted average shares and total dilutive shares used in the calculation of basic and diluted earnings per share are as follows:

                                        YEARS ENDED DECEMBER
                                                31,
                                     ------------------------
                                        1997          1996
                                     ----------    ----------
Basic Earnings Per Share
 Weighted average shares             15,918,047    11,988,189

Diluted Earnings Per Share
Weighted average shares              15,918,047    11,988,189
Stock Options                         2,765,174     1,416,352
Warrants                                628,083       163,402
Conversion of preferred stock           244,113       700,667
                                     ----------    ----------
Total dilutive shares                19,555,417    14,268,610
                                     ==========    ==========

Antidilutive stock options excluded      83,000        83,000
Antidilutive warrants excluded          600,000            --

     No adjustments to net income presented on the Consolidated Statements of Operations were made in the determination of earnings per share.

INCOME TAXES:

     Deferred taxes are provided on an asset and liability method for temporary differences and operating loss and tax credit carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FAIR VALUE OF INSTRUMENTS:

     All financial instruments are carried at amounts that approximate estimated fair values.

USE OF ESTIMATES:
     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

RECLASSIFICATIONS:

     Certain amounts previously reported in 1996 have been reclassified to conform to the 1997 presentation.

                                    NOTE 2.
                     RECOVERY FROM DISCONTINUED OPERATION

     The Company's Board of Directors made the decision to discontinue that portion of the operations which brokered and sold parts for IBM mainframe computers in 1995. Effective December 31, 1995 these operations were sold to Norcom Resources, Inc. ("Norcom") for $123,000. A portion of the sale included a $70,000 note receivable from Norcom which the Company treated as uncollectible. However, in March 1997, the Company collected the full amount of such note receivable and recorded a recovery related to the discontinued operation.

                                    NOTE 3.
                                  INVENTORIES

Inventories consist of the following:

                                              DECEMBER 31,
                                        ----------------------
                                          1997          1996
                                        --------      --------
               Raw materials            $526,379      $108,484
               Completed systems         271,056       109,459
                                        --------      --------
               Total Inventories        $797,435      $217,943
                                        ========      ========

                                    NOTE 4.
                      NET INVESTMENT IN SALES-TYPE LEASES

     The Company began leasing equipment as lessor under sales-type leases in 1997. The components of net investment in sales-type leases as of December 31, 1997 are as follows:

          Minimum lease payments receivable                        $  892,323
          Less: Unearned revenue                                     (112,408)
                                                                   ----------
                                                                      779,915
          Less: current portion                                      (286,997)
                                                                   ----------
          Investment in sales-type lease, net of current portion   $  492,918

     Future minimum lease payments to be received under sales-type leases are $328,361, $328,361, and $235,601 in 1998, 1999, and 2000, respectively.

                                    NOTE 5.
                                CAPITAL ASSETS

     Certain of the Company's capital assets are comprised of the following:

                                               DECEMBER 31,
                                        --------------------------
                                           1997            1996
                                        ----------      ----------
Property and Equipment
 Computer and office equipment          $  400,192      $  166,656
 Accumulated depreciation                  (91,845)       (135,435)
                                        ----------      ----------
    Property and equipment, net         $  308,347      $   31,221

Leased Equipment
 Leased equipment                       $  269,688      $  107,140
 Accumulated depreciation                  (60,655)        (24,763)
                                        ----------      ----------
    Leased equipment, net               $  209,033      $   82,377

Software Development Costs
 Software development costs             $1,255,235      $  473,719
 Accumulated amortization                 (299,400)        (48,200)
                                        ----------      ----------
    Software development costnet        $  955,835      $  425,519

Other Assets
 Patents                                $  101,680      $   67,779
 Software licenses                          75,000              --
 Other                                     221,470              --
                                        ----------      ----------
                                           398,150          67,779
Accumulated amortization                   (67,147)         (6,000)
                                        ----------      ----------
    Other assets, net                   $  331,003      $   61,779

                                    NOTE 6.
                      CONVERTIBLE SUBORDINATED DEBENTURES

The Company's 11% convertible subordinated debentures were due July 1, 1996, with interest due semi-annually, and prior to maturity were redeemable by the Company or convertible at the option of the holder into 41,880 common shares at a price per share of $6.25. During the year ended December 31, 1996, debentures valued at $110,000 converted to equity pursuant to conversion terms other than the original $6.25 per share. In 1997, the Company paid all of the principal outstanding to debenture holders along with interest payments calculated at 11% per year. Expenses associated with the original issuance of the unconverted debentures were fully amortized as of July 1, 1996.

                                    NOTE 7.
                                 NOTES PAYABLE

Notes payable at December 31, 1997 and 1996 are comprised of the following:

                                                                1997                          1996
                                                     -----------------------------------------------
                                                          AMOUNT     INTEREST     AMOUNT    INTEREST
                                                                       RATE                   RATE
                                                     -------------   --------   ---------   --------
Subordinated notes payable to Mezzanine Capital
Partners and Marquette Bancshares, Inc. due in
installments of various amounts as described below
through June 30, 2002                                   $2,000,000      14.00%         --         --
Notes payable to First Bank, paid in 1997                       --         --      83,000      10.25%
Note payable to related party, paid in 1997                     --         --      16,667      13.00%
Note payable to vendor, paid in 1997                            --         --     108,532      16.50%
Note payable to officer, paid in 1997                           --         --      15,000      18.00%
Note payable to vendor, paid in 1997                            --         --       5,014       6.00%
                                                     -------------               --------
                                                         2,000,000                228,213
Less current portion                                      (100,000)              (211,613)
                                                     -------------               --------
                                                        $1,900,000              $  16,600
                                                     =============           ============

     The Company issued subordinated notes payable in the form of two $1,000,000 notes payable to Mezzanine Capital Partners, Inc. and Marquette Bancshares, Inc., respectively. The interest rate of 14% is fixed for the term of the notes. Aggregate installments of $100,000, $200,000, $300,000, $300,000, and $1,100,000
are due for the years 1998 through 2002, respectively. The notes are subject to a 5% prepayment penalty through June 30, 1998 and 4% prepayment penalty from July 1, 1998 through June 30, 1999 and may be prepaid without penalty thereafter. The Company incurred costs related to the issuance of this debt in the amount of $221,470 which includes the estimated fair value of warrants to purchase a total of 530,000 shares of common stock at $1.80 per share that were issued in connection with the issuance of notes payable. These costs are being amortized on a straight-line basis over the five year term of such debt.

                                    NOTE 8.
                             STOCKHOLDERS' EQUITY

COMMON STOCK WARRANTS:

     The Company issued warrants in 1997 in conjunction with common stock issued pursuant to the Private Placement Memorandum dated November 25, 1996. These warrants are exercisable at $0.75 per share and expire on February 28, 2002. During 1997, the Company also issued warrants pursuant to a subsequent private placement of common stock in June 1997, which are exercisable at $1.40 and expire on June 6, 2002. An additional 530,000 warrants were issued in 1997, which are exercisable at a per share price of $1.80 and expire in the year 2002. These warrants were issued in connection with the $2,000,000 of subordinated debt issued in June 1997. The total warrants outstanding as of December 31, 1997 was 1,724,298. Such warrants are exercisable at a weighted average price of $1.94 per share and expire in 2000 through 2004.

COMMON STOCK OPTIONS:

     The Company's stock option plan ("Plan"), provides for granting to the Company's employees, directors and consultants, qualified incentive and nonqualified options to purchase common shares of stock. The Plan was amended during 1995 to increase the number of aggregate options that can be issued to 10,000,000 shares of common stock. Qualified incentive options must be granted with exercise prices equal to the fair market value of the stock at the date of grant. Nonqualified options must be granted with exercise prices equal to at least 85% of the fair market value of the stock at the date of grant.

     The Company applies APB No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options. As a result no compensation expense has been recognized for stock-based compensation plans. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, Accounting and Disclosure of Stock Based Compensation, the Company's net income and earnings per share would have been reduced by approximately $18,000 in 1997 and by an immaterial amount in 1996. The Company made this calculation using the Black-Scholes option pricing model with the following assumptions: volatility of 113%, risk-free interest rate of 5.5%, and an expected life of 5 years.

     This pro-forma effect does not include the compensation cost of stock options currently issued but which do not vest until future years nor does it include the compensation cost of stock options issued prior to 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro-forma net income amounts presented above.

     Information with respect to stock options under the plan are summarized as follows:

                                             INCENTIVE STOCK OPTIONS        NONQUALIFIED OPTIONS
                                        -------------------------------------------------------------
                                                       WEIGHTED AVERAGE            WEIGHTED AVERAGE
                                         SHARES        EXERCISE PRICE    SHARES    EXERCISE PRICE
                                        ------------   ----------------  ------    ------------------
Total outstanding at December 31, 1995     4,232,000        $0.35        83,000          $5.87
 Granted                                     941,000        $0.59            --             --
Canceled                                    (620,000)       $0.30            --             --
Exercised                                 (1,938,000)       $0.17            --             --
                                        ------------   ----------------  ------    ------------------
Total outstanding at December 31, 1996     2,615,000        $0.49        83,000          $5.87
Granted                                    1,432,000        $1.51
Canceled                                     (75,000)       $1.00
Exercised                                   (455,000)       $0.40
                                        ------------   ----------------  ------    ------------------
Total outstanding at December 31, 1997     3,517,000        $0.79        83,000          $5.87
                                        ============   ================  ======    ==================

     Options for 2,152,000 shares of common stock were exercisable at a weighted average exercise price of $0.54 as of December 31, 1997.

COMMON STOCK ISSUED:

     In 1997 the Company issued a total of approximately 2,752,800 shares of common stock. These shares were issued pursuant to two separate private placement issues: one ending February 1997; and one ending July 1997. In addition, 456,554 and 164,540 shares of common stock were issued to holders of preferred stock Series A on a one-for-one exchange conversion in accordance with terms of the preferred stock in 1997 and 1996, respectively.

     Specifically, the Company issued 1,652,800 and 653,500 shares of common stock in 1997 and 1996, respectively at $0.75 per share pursuant to the private placement memorandum dated November 1996. During 1997 the Company also issued 1,100,000 shares of common stock at $1.40 per share pursuant to a private placement dated June 1997. In addition 455,000 shares of common stock were issued due to the exercise of qualified stock options by certain non-officer employees or former employees of the Company and 159,970 shares of common stock were issued to converting warrantholders. Stock issue costs were $312,278 and $119,434 in 1997 and 1996, respectively.

                                    NOTE 9.
                                 INCOME TAXES

     At December 31, 1997, the Company had a net operating loss carryforward of approximately $3.3 million. The net operating loss carryforward will be subject to an annual limitation as defined by Section 382 of the Internal Revenue Code of approximately $200,000.

     Future equity transactions could further limit the net operating losses available in any one year.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1997 and 1996 are shown as follows:

                                                     YEAR ENDED     YEAR ENDED
                                                   DECEMBER 31,   DECEMBER 31,
                                                       1997           1996
                                                 -------------------------------
Deferred tax assets
 Allowance for doubtful accounts                     $     5,000    $     5,000
Net operating loss carryforward                        1,360,000      1,454,000
                                                 ---------------  -------------
     Subtotal                                          1,365,000      1,459,000
Less valuation allowance for deferred tax asset       (1,212,000)    (1,306,000)
                                                 ---------------  -------------
                                                         153,000        153,000
Deferred tax liabilities                                (153,000)      (153,000)
                                                 ---------------  -------------
     Net deferred tax assets                         $        --    $        --
                                                 ===============  =============

     The provision for income taxes consists of the following for the years ended December 31, 1997 and 1996:

                                                     YEAR ENDED     YEAR ENDED
                                                   DECEMBER 31,   DECEMBER 31,
                                                       1997           1996
                                                 ---------------  -------------
Current
 Federal                                             $        --    $     9,500
 State                                                        --          9,000
                                                 ---------------  -------------
    Total                                                     --         18,500
Deferred                                                      --             --
                                                 ---------------  -------------
    Total                                            $        --    $    18,500
                                                 ===============  =============

     The income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% as a result of the following:

                                                                      YEAR ENDED      YEAR ENDED
                                                                    DECEMBER 31,    DECEMBER 31,
                                                                        1997            1996
                                                                  ---------------   -------------
Expense (benefit) at statutory rate                                    $   77,000      $  112,000
State income tax benefit, net of federal                                   13,000           6,000
Change in valuation allowance                                             (94,000)       (139,000)
Effect of change in ownership on net operating loss carryforward               --              --
Other                                                                       4,000          39,500
                                                                  ---------------   -------------
  Actual tax expense (benefit)                                         $       --      $   18,500
                                                                  ===============   =============

                                   NOTE 10.
                               OPERATING LEASES

COMPANY AS LESSOR:

     The Company leases equipment, primarily VCC units, under noncancellable operating leases expiring in various years. The cost of equipment subject to such leases is recorded as leased equipment.

     The operating lease payment stream related to leases initiated in 1996 was assigned to a third party, on a non-recourse basis, for a lump sum payment to the Company in 1996. The present value of the cash received was recorded as deferred revenue and is being recognized into revenue over the term of the underlying leases. These underlying leases terminate in 1997 and 1998. Deferred revenue recorded by the Company related to these leases as of December 31, 1997 and 1996 was approximately $20,000 and $116,000, respectively. Future minimum lease payments to be received for operating leases in which the payment stream has not been assigned to a third party are $15,192, $15,192 and $11,224 for 1998, 1999, and 2000 respectively.

COMPANY AS LESSEE:

     The Company has operating leases for certain development related IBM computers, office equipment and its office premises. The rental payments under these leases are charged to expense as incurred. All the leases provide that the Company pay taxes, maintenance, insurance, and other operating expenses applicable to the leases. Lease expense in 1997 and 1996 was approximately $112,000 and $103,000, respectively. The future minimum lease payments are approximately $94,000, $22,000 and $2,000 for the years 1998, 1999, and 2000, respectively.

                                   NOTE 11.
                               SUBSEQUENT EVENT

     On February 27, 1998 the Company purchased certain software and other assets relating to the system software business of Infinite Graphics Incorporated ("IGI"), a Minnesota corporation based in Minneapolis. The acquisition will be recorded as an asset purchase. The acquisition agreement provides for an initial payment of $500,000 and additional payments of up to $3,500,000. The payment of up to $3,300,000 of this additional payment is contingent on the future net income of this business segment and is determinable as of May 31, 1999. In the twelve months ended December 31, 1997 the unaudited revenue of IGI's software segment was $1,683,000 and the gross margin was $621,000.

     The acquired software and assets will be used by the Company to design, assemble and market computer-aided design and manufacturing software systems that operate on a variety of mid-range and personal computer platforms. Assets purchased in the acquisition include inventory, machinery and equipment, furniture and fixtures, a perpetual exclusive software license of a majority of the IGI software products used in the system software business and a non-exclusive license of certain software used in IGI's remaining business segment. IGI will reimburse the Company for the liabilities of IGI explicitly assumed by the Company in connection with the acquisition. The Company also agreed to satisfy IGI's unrecorded service obligations to the software end users in return for which the Company expects to receive support payments from such end users.

     In addition, in February 1998 the Company began a 400,000 share private placement of common stock at $1.90 per share and had issued 221,000 shares as of March 23, 1998. Maven Securities, Inc. acted as the placement agent wherein the Company agreed to pay the placement agent a 10% commission, a 3% fee for expenses and to issue to such agent a warrant to purchase up to 10% of the number of shares of common stock issued in connection with such offering at an exercise price of $1.90 per share. The shares of common stock issued pursuant to this issuance are exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933, as amended.

                          GLOBAL MAINTECH CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                    ASSETS

                                                                SEPTEMBER 30,   DECEMBER 31,
                                                                    1998            1997
                                                                -------------   ------------
CURRENT ASSETS
 Cash and cash equivalents                                      $     299,871   $  1,726,889
 Accounts receivable, less allowance for doubtful accounts          2,407,743        576,573
  of $15,000
 Other receivables                                                    199,724         26,111
 Inventories                                                        1,397,272        797,435
 Prepaid expenses and other                                           158,951         77,308
 Notes receivable                                                     170,000         75,000
 Current portion of investment in sales-type leases                        --        286,997
                                                                -------------   ------------

   Total current assets                                             4,633,561      3,566,313

 Property and equipment, net                                          308,118        308,347
 Leased equipment                                                     128,541        209,033
 Software development costs, net                                    2,352,893        955,835
 Net investment in sales-type leases, net of current portion               --        492,918
 Other assets, net                                                  1,000,957        331,003
                                                                -------------   ------------

   TOTAL ASSETS                                                 $   8,424,070   $  5,863,449
                                                                =============   ============

The accompanying notes are an integral part of these consolidated statements.

                          GLOBAL MAINTECH CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                        SEPTEMBER 30,      DECEMBER 31,
                                                                            1998              1997
                                                                      ----------------   --------------
CURRENT LIABILITIES
   Accounts payable                                                       $   494,545    $   396,159
   Current portion of notes payable                                           175,000        100,000
   Accrued liabilities
   Compensation and payroll taxes                                             256,729        123,605
   Other                                                                       24,389         10,588
   Deferred revenue                                                            21,927         52,443
                                                                      ----------------   --------------

   Total current liabilities                                                  972,590        682,795

   Subordinated notes payable, less current portion                         1,750,000      1,900,000
                                                                      ----------------   --------------

   TOTAL LIABILITIES                                                        2,722,590      2,582,795

STOCKHOLDERS' EQUITY
Voting, convertible preferred stock - Series A, convertible into one common stock share for each preferred share, no par value;
 887,980 shares authorized; 134,510 shares in 1998 and 244,113 shares in 1997 issued and outstanding; total liquidation preference
 of outstanding shares - $50,441                                               61,859        114,489
Voting, convertible preferred stock - Series B, convertible on or before September 23, 2001 based on price of common stock;
 conversion price not to exceed $2.50 per share or be less than
 $0.75; dividend of 8% payable in cash or common stock; no par value; 615,385 shares authorized; 74,152 shares in 1998 and none in 1997 issued and outstanding; total liquidation preference of
 outstanding shares - $481,988                                                481,988             --
Common stock, no par value; 48,496,635 shares authorized;
 18,175,362 shares in 1998 and 17,084,857 shares in 1997 issued
 and outstanding                                                                   --             --
   Additional paid-in capital                                               6,975,466      5,295,829
   Notes receivable-officers                                                 (294,500)      (294,500)

   Accumulated deficit                                                     (1,523,333)    (1,835,164)
                                                                      ------------------------------

   TOTAL STOCKHOLDERS' EQUITY                                               5,701,480      3,280,654
                                                                      ------------------------------

                                                                          $ 8,424,070    $ 5,863,449
                                                                      ==============================

The accompanying notes are an integral part of these consolidated statements.

                          GLOBAL MAINTECH CORPORATION
                      CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)

                                                              Three Months Ended                  NINE MONTHS ENDED
                                                                 September 30                        SEPTEMBER 30,
                                                         -----------------------------      ---------------------------
                                                            1998             1997                 1998          1997
                                                         ------------     ------------      -------------  ------------
NET SALES
   Systems                                               $  1,378,093     $    968,647        $ 4,325,499  $  2,176,294
   Maintenance, consulting and other                          280,517     $    212,396            806,369       580,136
                                                         ------------     ------------      -------------  ------------
          TOTAL NET SALES                                   1,658,610        1,181,043          5,131,868     2,756,430

COST OF SALES
   Systems                                                    243,386          231,318          1,117,380       509,930
   Maintenance, consulting and other                          275,624           72,702            652,564       191,183
                                                         ------------     ------------      -------------  ------------
          TOTAL COST OF SALES                                 519,010          304,020          1,769,944       701,113
                                                         ------------     ------------      -------------  ------------
   Gross Profit                                             1,139,600          877,023          3,361,924     2,055,317

OPERATING EXPENSES
   Selling, general and administrative                        838,494          491,272          2,440,027     1,181,568
   Research and development                                   212,463           84,987            485,984       178,344
                                                         ------------     ------------      -------------  ------------
          Income from operations                               88,643          300,764            435,913       695,405
Other income (expense):
   Interest expense                                           (68,591)         (73,955)          (215,257)     (107,901)
   Interest income                                                607            1,110            124,395         1,110
   Other                                                      (11,073)         (10,574)           (33,220)      (10,574)
                                                         ------------     ------------      -------------  ------------

          TOTAL OTHER INCOME (EXPENSE), NET                   (79,057)         (83,419)          (124,082)     (117,365)
                                                         ------------     ------------      -------------  ------------

Income from continuing operations before income taxes           9,586          217,345            311,831       578,040
   Provisions from income taxes                                    --               --                 --         2,500
                                                         ------------     ------------      -------------  ------------
     Income from continuing operations                          9,586          217,345            311,831       575,540
          Gain from discontinued operations                        --               --                 --        70,000
                                                         ------------     ------------      -------------  ------------
          Net earnings                                   $      9,586     $    217,345        $   311,831   $   645,540
                                                         ============     ============      =============  ============
Basic earnings per common share:
   Continuing operations                                 $      0.001     $      0.014        $     0.018   $     0.040
   Discontinued operations                                         --               --                 --         0.005
                                                         ------------     ------------      -------------  ------------
   Net earnings                                          $      0.001     $      0.014        $     0.018   $     0.045
                                                         ============     ============      =============  ============
Diluted earnings per common share:
   Continued operations                                  $      0.000     $      0.012        $     0.015   $     0.033
   Discontinued operations                                         --               --                 --         0.004
                                                         ------------     ------------      -------------  ------------
   Net earnings                                          $      0.000     $      0.012        $     0.015   $     0.038
                                                         ============     ============      =============  ============
Shares used in calculations:
   Basic                                                   17,910,212       16,081,176         17,609,610    14,425,373
   Diluted                                                 19,993,323       18,845,064         20,302,729    17,189,261

   The accompanying notes are an integral part of these consolidated statements.

                          GLOBAL MAINTECH CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                  ---------------------------
                                                                      1998            1997
                                                                  --------------  ------------
Cash flows from operating activities:
 Net income                                                        $    311,831   $   645,540
 Adjustments to reconcile net income to net cash
  used in operating activities:
  Depreciation and amortization                                         990,238       283,849
  Changes in operating assets and liabilities:
   Increase in accounts receivable                                   (1,831,170)   (1,115,139)
   Increase in other receivables                                       (173,613)      (64,103)
   Increase in inventories                                             (599,837)     (154,718)
   Increase in prepaid expenses and other                               (81,643)      (55,039)
   Increase (decrease) in accounts payable                               98,386      (125,541)
   Increase in accrued liabilities                                      146,925        37,226
   Decrease in deferred revenue                                         (30,516)     (214,895)
                                                                  --------------  ------------
     CASH USED BY OPERATING ACTIVITIES                                1,169,399)     (762,820)
                                                                  --------------  ------------

Cash flows from investing activities:
 Sale of investment in sales-type leases                                679,634            --
 Purchase of property and equipment                                    (204,770)     (166,006)
 Reduction (increase) in leased equipment                                37,156        (6,437)
 Investment in software development costs                            (1,904,808)     (586,489)
 Investment in other assets                                            (803,826)      (25,746)
 Investments in notes receivable                                       (170,000)           --
 Payments received on notes receivable                                   75,000            --
                                                                  --------------  ------------
     CASH USED BY INVESTING ACTIVITIES                               (2,291,614)     (784,678)
                                                                  --------------  ------------

Cash flows from financing activities:
 Disbursements for deferred debt costs                                       --      (212,470)
 Net proceeds from issuance of common stock                           1,627,007     2,704,513
 Net proceeds from issuance of preferred stock                          481,988            --
 Payments of short-term notes payable                                        --      (363,363)
 Payments of long-term notes payable                                    (75,000)    1,983,400
                                                                  --------------  ------------
     CASH PROVIDED BY FINANCING ACTIVITIES                            2,033,995     4,112,080
                                                                  --------------  ------------
     NET INCREASE (DECREASE) IN CASH                                 (1,427,018)    2,564,582
     CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                 1,726,889        32,890
                                                                  --------------  ------------
     CASH AND CASH EQUIVALENTS AT END OF PERIOD                    $    299,871   $ 2,597,472
                                                                  ==============  ============

Supplemental disclosures of cash flow information:
  Cash paid for:
   Interest                                                        $    215,257   $    13,960
   Income taxes                                                    $         --   $     9,999

The accompanying notes are an integral part of these consolidated statements.

                          GLOBAL MAINTECH CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

GENERAL

     The Company, through its wholly owned subsidiary, Global MAINTECH, Inc., designs, develops and markets a computer system, consisting of hardware and software, which monitors and controls diverse computers in a data center from a single master console. The Virtual Command Center ("VCC" or "VCC Unit") can simultaneously manage mainframes, mid-range computers (e.g., UNIX, Microsoft and Windows NT platforms) and networks. The VCC is designed to perform three primary functions: (a) consolidate consoles (computer terminal with access to the internal operation of a computer) into one monitor, a "virtual console" or single point of control; (b) monitor and control the computers connected to the virtual console; and (c) automate most, if not all, of the routine processes performed by computer platforms and operating systems. It is an external system that monitors and controls the subject mainframe and other data center computers from a workstation-quality reduced instruction set computer ("RISC"), which is housed separately from the computers it controls. VCC users are able to reduce staffing levels, consolidate all data center operations and technical support functions to a single location regardless of the physical location of the data center(s) and achieve improved levels of operational control and system availability.

     In 1995, the Company installed its first three VCC Units in the data centers of a large industrial and financial company. In 1996, the Company sold or leased seven additional VCC Units and added two new customers. As of December 31, 1997, the Company had sold or leased a cumulative total of 20 VCC Units to a total of eight customers and had shipped four VCC Units for evaluation purposes to three prospective customers. As of September 30, 1998, the Company had sold an additional 10 VCC Units for a total of 30. The Company's customers include: General Electric Capital Corporation, Burlington Northern Santa Fe Railroad, Storage Technology Corporation, Systems Management Specialists, Inc., Ferntree Computer Corp. (Australia), SAP America, Inc., Deluxe Corporation, Bank One Services Corp., BMC Software, Frontier Information Technologies, Inc., Merrill Lynch & Co. Inc., Southern California Gas Company, Alltel Information Services, Spiegel Inc., and Minnesota Mining and Manufacturing Company.

BASIS OF PRESENTATION

     The interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of results for such periods. All such adjustments are of a normal recurring nature.

     The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

BASIC AND DILUTED EARNINGS PER SHARE

     Basic earnings per share represent earnings, reduced by any dividends on preferred stock, divided by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share represent earnings divided by the sum of the weighted average number of common shares outstanding plus shares derived from other potentially dilutive securities. For the Company, potentially dilutive securities include "in the money" stock options and warrants for the purchase of shares of common stock and the amount of common shares which would be added by conversion of the outstanding convertible preferred stock. The number of shares added for stock options and warrants is determined by the treasury stock method, which assumes exercise of these securities and the use of any proceeds from these actions to repurchase a portion of these shares at the average market price for the period. When the results of the continuing operations are a loss, other potentially dilutive securities will not be included in the calculation of loss per share.

                          GLOBAL MAINTECH CORPORATION
              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


     The weighted average shares and total dilutive shares used in the calculation of basic and diluted earnings per share are as follows:

                                                 NINE MONTHS ENDED
                                                    SEPTEMBER 30
                                              -----------------------
                                                  1998        1997
                                              -----------  ----------
BASIC EARNINGS PER SHARE
 Weighted average shares                      17,609,610   14,425,373
DILUTED EARNINGS PER SHARE
 Weighted average shares                      17,609,610   14,425,343
 Stock options and warrants                    2,558,609    2,505,108
 Conversion of preferred stock                   134,510      258,780
                                             -----------   -----------
     Total dilutive shares                    20,302,729   17,189,231
                                             ===========   ----------

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Capitalized software development costs represent costs incurred after technological feasibility has been established in connection with the development of enhancements to one or more particular software programs. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. The software development costs are being amortized using the straight-line method over the estimated economic life of the software not to exceed three years.

OTHER ASSETS

     Other assets is comprised of patents, capitalized software license fees, and capitalized debt issuance costs. Patents and capitalized software license fees are stated at cost and are amortized over their useful life of three to five years using the straight-line method. Capitalized debt issuance costs are stated at cost and are amortized over the term of the related debt agreement. Recorded amounts for patents and license fees are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of these capitalized amounts can be recovered through forecasted undiscounted cash flows.

ASSET PURCHASE AND SOFTWARE LICENSE

     On February 27, 1998, the Company licensed certain software and purchased certain assets relating to the system software business of Infinite Graphics Incorporated ("IGI"), a Minnesota corporation based in Minneapolis. The acquisition has been recorded as an asset purchase. The acquisition agreement provides for initial payments of $700,000 and additional payments of up to $3,300,000, the payment of which is contingent on the future revenue generated by this business segment and is determinable as of May 31, 1999. In the twelve months ended December 31, 1997, the unaudited revenue of IGI's software segment was $1,683,000 and the gross margin was $621,000.

     The acquired software and assets will be used by the Company to design, assemble and market computer-aided design and manufacturing software systems that operate on a variety of mid-range and personal computer platforms. Assets purchased in the acquisition include inventory, machinery, equipment, furniture and fixtures used in IGI's system software business. In connection with such transaction, the Company also obtained a perpetual exclusive software license of a majority of IGI's software products used in IGI's system software business and a non-exclusive license of certain software used in IGI's remaining business segment. The Company has recorded the initial payments of $700,000

                          GLOBAL MAINTECH CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


primarily as software licences to be amortized over a useful life not to exceed five years. IGI will reimburse the Company for the liabilities of IGI explicitly assumed by the Company in connection with the acquisition. The Company also agreed to satisfy IGI's unrecorded service obligations to the software end users in return for which the Company expects to receive support payments from such end users.

STOCK ISSUANCE

     In February 1998, the Company began a 400,000 share private placement of common stock at $1.90 per share. This offering was later amended to include an additional 100,000 shares for a total of 500,000 shares. This offering terminated on July 9, 1998 and a total of 426,500 shares were sold. Maven Securities, Inc. ("Maven") acted as the placement agent. The Company paid Maven a 10% commission, a 3% fee for expenses and issued a warrant to purchase 42,650 shares of common stock at an exercise price of $1.90 per share to Maven. The shares of common stock issued pursuant to this issuance are exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933, as amended.

     On August 11, 1998, the Company completed a 1,667,000 share private placement of units, each consisting of one share of Common Stock and one Warrant to purchase a fraction of a share of Common Stock, at a price of $2.20 per unit. The offering began on July 21, 1998. A total of 450,000 units were sold in such offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments" and "Item 2. Changes in Securities."

     At the end of August 1998, the Company began a private placement of up to 615,384 units, each consisting of one share of Series B Cumulative Convertible Preferred Stock ("Series B Stock") and one Warrant to purchase shares of Common Stock. The purchase price per unit is $6.50. As of September 30, 1998, the Company had sold 74,152 of such units for total gross proceeds of $481,988. The offering is expected to terminate on or before December 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments" and "Item 2. Changes in Securities."

RECLASSIFICATIONS

     Certain amounts previously reported in 1997 have been reclassified to conform to the 1998 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

     The Company is currently reviewing the potential impact of the recently released FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for Global MAINTECH Corporation in January 2000.

No dealer, salesperson or other person is authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.

                             ____________________
                               TABLE OF CONTENTS

                                                 Page
Prospectus Summary.............................   2
Risk Factors...................................   4
Use of Proceeds................................   6
Selling Shareholders...........................   7
Plan of Distribution...........................   8
Business.......................................   8
Management.....................................   9
Management's Discussion and Analysis of
 Financial Conditions and Results
 of Operations.................................  11
Security Ownership of Certain Beneficial
 Owners and Management.........................  15
Executive Compensation.........................  16
Market for Common Equity and
Related Stockholder Matters....................  17
Dividend Policy................................  18
Description of Capital Stock...................  19
Certain Transactions...........................  20
Recent Developments............................  20
Legal Proceedings..............................  21
Description of Property........................  21
Experts........................................  21
Legal Matters..................................  21
Available Information..........................  22
Financial Statements........................... F-1

                             ____________________

Until ______, 1999, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                6,539,511 Shares



                                     GLOBAL
                                    MAINTECH
                                  CORPORATION


                                  COMMON STOCK


                                 ______________

                                   PROSPECTUS
                                 ______________



                               FEBRUARY 17, 1999

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Seven of the Company's Second Amended and Restated Articles of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when such Article Seven became effective.

     The Bylaws of the Company, as amended, provide that the officers and directors of the Company and certain others shall be indemnified to substantially the same extent permitted by Minnesota law.

     Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity (as defined) of such person, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or complete civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     The Company maintains a standard policy of officers' and directors' insurance.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     SEC Registration Fee.............  $  2,841
     Accounting Fees and Expenses.....    15,000
     Legal Fees and Expenses..........    15,000
     Blue Sky Fees and Expenses.......     6,000
     Printing and Engraving Expenses..     5,000
     Miscellaneous....................         0
                                          ------
          Total.......................  $ 43,841


     All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Company issued a Private Placement Memorandum dated November 1, 1995, as amended (the "1995 Memorandum"), offering for purchase up to 1,650,000 shares of the Company's Common Stock at $0.30 per share, as adjusted for the Reverse Stock Split. In connection with this offering, the Company issued a total of 1,160,400 shares. R. J. Steichen & Company acted as the placement agent. The Company paid the placement agent a 10% commission and a 3% fee for expenses and issued to such agent a warrant to purchase up to 10% of the number of shares of Common Stock issued in connection with such offering at an exercise price of $0.36 per share. The shares of Common Stock issued pursuant to the 1995 Memorandum were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     The Company issued a Private Placement Memorandum dated August 19, 1996, as amended (the "August 1996 Memorandum"), offering for purchase up to 600,000 shares of the Company's Common Stock at $0.50 per share, as adjusted for the Reverse Stock Split. In connection with this offering, the Company issued a total of 600,000 shares. Maven Securities, Inc. acted as the placement agent. The Company paid the placement agent a 10% commission and a 3% fee for expenses and issued to such agent a warrant to purchase up to 10% of the number of shares of Common Stock issued in connection with such offering at an exercise price of $0.50 per share. The shares of Common Stock issued pursuant to the August 1996 Memorandum were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     The Company issued a Private Placement Memorandum dated November 25, 1996, as amended (the "November 1996 Memorandum"), offering for purchase up to 2,415,000 shares of the Company's Common Stock at $0.75 per share, as adjusted for the Reverse Stock Split. As of December 31, 1996, 653,500 shares were issued pursuant to the November 1996 Memorandum. During January and February 1997, the Company issued an additional 1,632,801 shares in connection with such offering. Maven Securities, Inc. acted as the placement agent. The Company paid the placement agent a 10% commission and a 3% fee for expenses and issued to such agent a warrant to purchase up to 10% of the number of shares of Common Stock issued in connection with such offering at an exercise price of $0.75 per share. The shares of Common Stock issued pursuant to the November 1996 Memorandum were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     On June 6, 1997, the Company offered for purchase up to 1,100,000 shares of the Company's Common Stock at $1.40 per share, as adjusted for the Reverse Stock Split. All 1,100,000 shares were sold pursuant to this offering in July 1997. The Company did not use a placement agent with respect to such offering. The shares of Common Stock issued in connection with this offering were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     On June 19, 1997, the Company issued a promissory note in the amount of $1,000,000 to each of two accredited investors in exchange for a secured subordinated loan in the total amount of $2,000,000. The Company also issued a warrant to purchase 500,000 shares of the Company's Common Stock at a purchase price of $1.80 per share, as adjusted for the Reverse Stock Split, to one of these accredited investors as a condition to such investor's loan.

     During the second quarter of 1998, the Company issued 146,500 shares of Common Stock to certain accredited investors at a purchase price of $1.90 per share in a private offering pursuant to the terms of a private placement agreement dated February 19, 1998. Maven Securities, Inc. acted as placement agent for such sale and was paid a 10% commission and a 3% fee for expenses. As additional compensation, the Company issued to the placement agent a warrant to purchase 42,650 shares of Common Stock (equal to 10% of the number of shares of Common Stock issued in connection with such offering) at an exercise price of $1.90 per share. The aggregate offering price for such shares was $278,350 and the aggregate placement agent commissions and expenses were approximately $36,200. The shares issued were exempt from registration under Rule 506 of Regulation D of the Securities Act. This offering terminated on July 9, 1998 and a total of 426,500 shares were sold.

     On July 21, 1998, the Company began a private placement of 1,667,000 units, each consisting of one share of Common Stock (subject to possible adjustment as described below) and one Warrant to purchase a fraction of a share of Common Stock (determined as described below), at a price of $2.20 per unit. Each Warrant entitles the holder thereof to purchase .2667 shares of Common Stock at $2.60 per share for each $1 such investor invested in the offering. In addition, the number of shares purchased in the offering may be increased based on the future market price of the Common Stock. In the event that the average closing price per share for the Company's Common Stock for all trading days in December 1998 (the "Average Price") is less than $2.93, then the number of shares issued to an investor in the offering will be adjusted in accordance with the following formula: the number of adjusted shares will equal the result obtained by dividing the aggregate investment by 75% of the Average Price; provided, however, that the Average Price is subject to a minimum value of $2.00. This offering terminated on August 11, 1998 and a total of 450,000 units were sold for a total offering price of $990,000. The Company offered this private placement without the assistance of a placement agent. The shares of Common Stock issued pursuant to this offering were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     At the end of August 1998, the Company began a private placement of up to 615,384 units, each consisting of one share of Series B Cumulative Convertible Preferred Stock ("Series B Stock") and one Warrant to purchase shares of Common Stock. The purchase price per unit was $6.50.

     Each share of Series B Stock entitles the holder thereof to receive an annual dividend equal to $.26. Until February 15, 1999, each share of Series B Stock is convertible into that number of shares of Common Stock equal to the per unit purchase price divided by $3.25, subject to certain adjustments. Thereafter, each share of Series B Stock is convertible into that number of shares of Common Stock equal to the per unit purchase price divided by 80% of the average closing bid price of the Common Stock for the 20 consecutive trading days prior to the conversion date, subject to certain adjustments; provided, however, that such average price may not be greater than $2.50 nor less than $.75. All outstanding shares of Series B Stock will be automatically converted in Common Stock on September 23, 2001 if the Company has registered the such common shares under the Securities Act and the Common Stock is traded on Nasdaq.

     Each Warrant is a five-year callable warrant to purchase Common Stock at $3.25 per share. The number of shares of Common Stock for which the Warrant in each unit will be exercisable will equal the number of shares of Common Stock into which the associated share of Seris B Stock contained in the unit will have been converted. The Warrants are callable by the Company provided the Common Stock has not traded below $4 3/8 for 20 consecutive trading days prior to the call exercise date and the underlying shares are registered under the Securities Act and the Common Stock is traded on Nasdaq.

     The Company agreed to use its best efforts to register the shares of Common Stock underlying the Series B Stock and the Warrants and to pay a penalty if such registration is not effective by February 28, 1999. This penalty is equal to 1% of the purchase price of the units for the first 30-day period following February 28, 1999 and 3% for every 30-day period thereafter until the registration statement has been declared effective. The units were sold only to accredited investors and this offering was exempt from registration under Rule 506 of Regulation D of the Securities Act.

     Miller, Johnson & Kuehn Incorporated ("MJK") acted as the placement agent. In consideration for MJK's services, it received a cash fee equal to 10% of the proceeds from the units it sold and a cash fee equal to 2% of the proceeds from the units sold by the Company. In addition, at each closing held in connection with the offering, MJK received a warrant to purchase that number of shares of Common Stock equal to 10% of the number of units it sold and 2% of the number of units the Company sold, with a per share exercise price equal to 110% of the average closing bid price of the Common Stock for the 20 trading day period immediately prior to such closing. This resulted in the Company issuing to MJK warrants to purchase 2,282, 13,502 and 1,596 shares of Common Stock at per share exercise prices equal to $1.41, $1.47 and $1.16, respectively.

     The Company issued 335,961 of such units for total gross proceeds of $2,183,746.50. Commissions paid on this amount totaled $126,687 to MJK for placement agent commissions and $23,302 for the payment of MJK's accountable expenses, including legal fees, incurred in connection with the offering.

ITEM 27.  LIST OF EXHIBITS

Exhibit
Number  Description
------  -----------

2 Agreement and Plan of Merger dated December 6, 1994, as amended, among the Company, Mirror Consolidation Company, and MAINTECH Resources, Inc. (incorporated herein by reference to the Registrant's Form 8-K filed with the Commission on January 19, 1995 (File No. 0-14692)).

3.1 Bylaws of the Company, as amended (incorporated herein by reference to the Registrant's Form S-1 (File No. 33-34894)).

3.2 Second Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to the Registrant's Form 10-QSB for the quarter ended September 30, 1998 (File No. 0-14692)).

4.1 Form of 11% Convertible Subordinated Debenture due July 1, 1996 (incorporated herein by reference to the Registrant's Form 10-K for the year ended March 31, 1991 (File No. 0-14692)).

4.2 Form of Registration Agreement between the Company and holders of the Company's 11% Convertible Subordinated Debentures Due July 1, 1996 (incorporated herein by reference to the Registrant's Form 10-K for the year ended March 31, 1991 (File No. 0-14692)).

4.3 Form of Certificate of the Company's Series A convertible Preferred Stock (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 1994 (File No. 0-14692)).

4.4 Form of Certificate of the Company's Common Stock following change of corporate name change (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 1995 (File No. 0-14692)).

4.5 Form of Promissory Note, dated June 19, 1997, issued to each of Marquette Bancshares, Inc. and Mezzanine Capital Partners, Inc. (incorporated by reference to the Registrant's Form SB-2, as amended (File No. 333-33477)).

4.6 Form of Preferred Stock and Warrant Purchase Agreement, including Registration Rights exhibit thereto, relating to sale of Series B Convertible Preferred Stock and Callable Common Stock Warrants during the fourth quarter of 1998 (filed herewith).

4.7 Form of Certificate of the Company's Series B Convertible Preferred Stock (filed herewith).

5       Opinion of Dorsey & Whitney LLP (filed herewith).

10.1 The Company's 1989 Stock Option Plan (incorporated herein by reference to Exhibit 28 to the Registrant's Registration Statement on Form S-8 (File No. 33-33576)).

10.2 Amendments No. 1 and 2, dated October 17, 1991 and April 24, 1992, respectively, to the Company's 1989 Stock Option Plan (incorporated herein by reference to the Registrant's Form 10-K for the year ended March 31, 1992 (File No. 0-14692)).

10.3 Mirror Technologies, Incorporated 401(K) Plan effective April 1, 1992 (incorporated herein by reference to the Registrant's Form 10-K for the year ended March 31, 1992 (File No. 0-14692)).

10.5 Exclusive Distributor and Licensing Agreement between Yutaka Takagi and Circle Corporation and MAINTECH Resources, Inc. and Global MAINTECH, Inc. dated December 20, 1994 (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 1994 (File No. 0-14692)).

10.8 Amendment No. 3, dated May 15, 1995 to the Company's 1989 Stock Option Plan (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 1995 (File No. 0-14692)).

10.10 License and Asset Purchase Agreement between Infinite Graphics Incorporated and Global MAINTECH Corporation dated February 27, 1998 (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 1997 (File No. 0-14692)).

10.11 Asset Purchase Agreement, dated November 1, 1998, by and among Global MAINTECH, Inc., Global MAINTECH Corporation, Singlepoint Systems, Inc. and Enterprise Solutions, Inc. (incorporated herein by reference to the Registrant's Form 8-K filed with the Commission on December 23, 1998 (File No. 0-14692)).

10.12 Office Lease between Global MAINTECH Corporation and Compass Marketing, Inc., sublessor, and Glenborough Realty Trust Incorporated, lessor, dated March 3, 1998 (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 1997 (File No. 0-14692)).

21 Subsidiaries of the Registrant (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 1994 (File No. 0-14692)).

23.1    Consent of KPMG Peat Marwick LLP (filed herewith).

23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement).


ITEM 28.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 16, 1999.

                              Global MAINTECH Corporation

                              By /s/ David H. McCaffrey
                                 ------------------------
                                 David H. McCaffrey
                                   Chief Executive Officer


     In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on February 16, 1999.


NAME                             TITLE
----                             -----

/s/ David H. McCaffrey           Chief Executive Officer
-------------------------
David McCaffrey                  (Principal Executive Officer) and Director


/s/ James Geiser                 Chief Financial Officer and Secretary
-------------------------
James Geiser                     (Principal Financial and Accounting Officer)


/s/ Robert E. Donaldson          Director
-------------------------
Robert E. Donaldson


/s/ John Haugo                   Director
-------------------------
John Haugo


/s/ John Clarey                  Director
--------------------------
John Clarey


/s/ Doug Pihl                    Director
--------------------------
Doug Pihl

                                 EXHIBIT INDEX

Number   Description
------   -----------

4.6 Form of Preferred Stock and Warrant Purchase Agreement, including Registration Rights Agreement exhibit, which sets forth the rights of the holders of Series B Convertible Preferred Stock and Callable Common Stock Warrants.

4.7      Form of Certificate of the Company's Series B Convertible Preferred
         Stock.

5        Opinion of Dorsey & Whitney LLP.

23.1     Consent of KPMG Peat Marwick LLP.

23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement).